EXHIBIT 2.1
                                                  EXECUTION COPY

               AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (this
"Agreement"), dated as of October 19, 1999, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc"), and FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC., a Missouri corporation ("Company").

                             RECITALS

          A. The Boards of Directors of Gold Banc and the Company have approved and deem it advisable and in the best interests of their respective companies and shareholders that Gold Banc and the Company become affiliated through the merger of the Company with and into Gold Banc in the manner hereinafter set forth (the "Merger" or the "Company Merger").

          B.   The Company owns approximately 86% of the First
Business Bank of Kansas City, N.A. (the "Bank").

          C. Gold Bank, N.A. ("Gold Bank") is a wholly-owned subsidiary of Gold Banc.

          D. In connection herewith, Gold Bank and the Bank will enter into a Bank Merger Agreement, substantially in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), pursuant to which the Bank will be merged into Gold Bank (the "Bank Merger").

          E.   The parties desire to make certain
representations, warranties and agreements in connection with the Merger and the Bank Merger and also to prescribe certain conditions to the Merger and the Bank Merger.

                            AGREEMENT

          ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I
                           DEFINITIONS

          Section 1.1    Defined Terms.  As used in this
Agreement, the following terms have the following meanings:

          "401(k) Plan" shall have the meaning set forth in
Section 5.16 hereof.

          "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation or other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Bank, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities of (with the acquisition of beneficial ownership of 15% or more of the Company's or the Bank's voting securities being deemed to be material for this purpose), or, outside the ordinary course of business, any sale of a significant amount of assets of, the Company or the Bank, or similar transactions involving the Company or the Bank, other than the Merger or the Bank Merger.

          "Action" means any action, suit, claim, demand, petition, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or arbitrator.

          "Affiliates" shall have the meaning set forth in
Section 10.4 hereof.

          "Affiliate Letter" shall have the meaning set forth in
Section 8.8 hereof.

          "Agreement" means this Agreement and Plan of Reorganization, together with the Schedules and Exhibits hereto.

          "Average Gold Banc Stock Price" means the average of the closing sales price of Gold Banc Common Stock as reported by Nasdaq on each of the ten consecutive trading days immediately preceding the third trading day prior to the Effective Time.

          "Bank" means First Business Bank of Kansas City, N.A., a national banking association, and its successors and assigns.

          "Bank Common Stock" means the common stock, par value
$10.00 per share, of the Bank.

          "Bank Merger" shall have the meaning set forth in the Recitals hereof.

          "Bank Merger Agreement" shall have the meaning set forth in the Recitals hereof.

          "Bank Merger Effective Time" shall have the meaning set forth in Section 2.13 hereof.

          "BHC Act" means the Banking Holding Company Act of
1956, as amended, and the regulations promulgated pursuant thereto.

          "Business Day" means a day other than Saturday, Sunday or another day on which commercial banks in Missouri are authorized or required by law to close.

          "Closing" means the consummation of the transactions contemplated hereby.

          "Closing Date" shall have the meaning set forth in
Section 2.2 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereunder.

          "Company" means First Business Bancshares of Kansas
City, Inc., a Missouri corporation, and its successors and assigns.

          "Company Common Stock" means the common stock, par value $1.00 per share, of the Company.

          "Company Confidential Information" shall have the meaning set forth in Section 6.6 hereof.

          "Company Convertible Debentures" means the $5,000.00, floating rate, convertible debentures, due January 31, 2000, issued by the Company, as amended from time to time.

          "Company Dissenting Shares" shall have the meaning set forth in Section 2.8 hereof.

          "Company Financial Statements" shall have the meaning set forth in Section 3.6 hereof.

          "Company Merger" shall have the meaning set forth in the Recitals hereof.

          "Company Plans" shall have the meaning set forth in
Section 3.15 hereof.

          "Company Stock Options" shall have the meaning set forth in Section 3.2(a) hereof.

          "Company's Accountants" means Baird, Kurtz & Dobson.

          "Company's Counsel" means Spencer, Fane, Britt & Browne
LLP.

          "Consent" means a consent, approval, authorization, waiver or notification from any Person or Governmental Entity.

          "Contract" means any contract, agreement, mortgage, deed of trust, indenture, instrument, promissory note, lease, license, or other legally binding commitment or arrangement.

          "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, judgments, payments, liabilities, deficiencies and diminutions in value (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

          "Effective Time" shall have the meaning set forth in
Section 2.2 hereof.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

          "Exchange Agents" shall have the meaning set forth in
Section 2.9(a) hereof.

          "Exchange Ratio" shall have the meaning set forth in
Section 2.7(b) hereof.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and the regulations promulgated pursuant thereto.

          "GAAP" means United States generally accepted accounting principles, applied on a basis consistent with prior periods, as in effect from time to time. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the period to which reference is made.

          "Gold Banc" means Gold Banc Corporation, Inc., a Kansas corporation, and its successors and assigns.

          "Gold Banc's Accountants" means KPMG LLC.

          "Gold Banc Common Stock" means the common stock, par value $1.00 per share, of Gold Banc.

          "Gold Banc Confidential Information" shall have the meaning set forth in Section 5.15 hereof.

          "Gold Banc Preferred Stock" means the preferred stock, no par value per share, of Gold Banc.

          "Gold Banc SEC Documents" shall have the meaning set forth in Section 4.7 hereof.

          "Gold Banc's Counsel" means Stinson, Mag & Fizzell,
P.C.

          "Gold Bank" means Gold Bank, N.A., a national banking association, and its successors and assigns.

          "Gold Bank Common Stock" means the common stock, par value $100.00 per share, of Gold Bank.

          "Governmental Entity" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, and any federal, state or local court or tribunal.

          "IRS" means the United States Internal Revenue Service.

          "Investment Advisor Opinion" shall have the meaning set forth in Section 3.25 hereof.

          "KGCC" means the Kansas General Corporation Code, as amended from time to time.

          "Knowledge" means the actual knowledge of a Person, without any duty to investigate or conduct due diligence, unless the Person has information that would prompt a reasonable Person to conduct an investigation or due diligence into such matter.

          "Laws" means any federal, state, local, municipal or other constitution, statute, rule, regulation or ordinance or common law of any state.

          "Lease" means any Real Property Lease or Personal
Property Lease.

          "Leased Facilities" shall have the meaning set forth in
Section 3.11(a) hereof.

          "Leased Personal Property" shall have the meaning set forth in Section 3.11(b) hereof.

          "License" means any permit, license, variance, exemption, order, franchise or approval from any Person or Governmental Entity.

          "Lien" means any lien, mortgage, deed of trust, security interest, charge, claim, imposition, community property interest, option, pledge, right of first refusal, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question, including without limitation any restriction on transfer, receipt of income or any other attribute of ownership.

          "MBCL" means The General and Business Corporation law of Missouri, as amended from time to time.

          "Material Adverse Effect" or "Material Adverse Change" with respect to a party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (i) the business, properties, financial position, or results of operations of a party and its subsidiaries, taken as a whole, or
(ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect or Material Adverse Change shall not include (a) changes in banking and similar Laws of general application, or interpretations thereof by Governmental Entities,
(b) changes in GAAP or regulatory accounting principles generally applicable to banks or bank holding companies, (c) actions or omissions of a party (or its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated by this Agreement, (d) circumstances affecting Missouri or Kansas based or regional banks generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Company or Gold Banc.

          "Merger" shall have the meaning set forth in the Recitals hereof.

          "Nasdaq" means the Nasdaq National Market System.

          "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

          "Person" means any natural person, corporation, partnership, joint venture association, joint-stock company, limited liability company, trust, unincorporated organization, governments, any agency or political subdivision thereof or any other legal entity.

          "Personal Property Leases" shall have the meaning set forth in Section 3.11(b) hereof.

          "Pooling Letter" shall have the meaning set forth in
Section 5.12(b) hereof.

          "Proxy Statement" shall have the meaning set forth in
Section 10.1 hereof.

          "Real Property Leases" shall have the meaning set forth in Section 3.11(a) hereof.

          "Registration Statement" shall have the meaning set forth in Section 10.1 hereof.

          "SEC" means the United States Securities and Exchange
Commission and the staff thereof.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

          "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

          "Total Equity Capital" means, with respect to any Person, the sum of outstanding capital stock, paid in capital, retained earnings and current earnings year to date, all determined in accordance with GAAP, excluding FAS 115 adjustments.

          "Year 2000 Problem" means the risk that computer applications used by the applicable Person may be unable to recognize and properly perform date sensitive functions involving certain dates prior to and any date after December 31, 1999.

          "Year 2000 Compliant" means the ability to perform date sensitive functions for all dates before and after January 1, 2000.

          Section 1.2    Construction.

          (a) Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments, and restatements of such agreement, instrument or document.

          (b) As used in this Agreement, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Whenever an item or items are listed after the word "including," such listing is not intended to be a listing that excludes items not listed.

          (d) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, words importing the singular number shall include the plural and vice versa.

                            ARTICLE II
                        THE COMPANY MERGER

          Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MBCL, at the Effective Time, the Company shall be merged with and into Gold Banc and the separate existence and corporate organization of the Company shall thereupon cease and the Company and Gold Banc shall thereupon be a single corporation. Gold Banc shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Gold Banc shall continue unaffected and unimpaired by the Merger.

          Section 2.2 Effective Time of the Merger; Closing. On the Closing Date, the proper officers of the Company and Gold Banc shall execute and acknowledge appropriate certificates of merger that shall be filed with the Kansas Secretary of State and the Missouri Secretary of State on the first Business Day following the Closing Date, all in accordance with the KGCC and the MBCL. The Merger shall become effective on the date that the certificates of merger have been filed with the Kansas Secretary of State and the Missouri Secretary of State in accordance with the KGCC and the MBCL (the "Effective Time"). The Closing shall be on a day (the "Closing Date") occurring not later than ten
(10) days following the satisfaction or waiver, to the extent permitted hereunder, of the last of the conditions to the consummation of the Merger specified in Article VII and Article VIII of this Agreement at 10:00 a.m. at the office of Gold Banc, 11301 Nall Avenue, Leawood, Kansas 66211, which day shall be specified by notice from Gold Banc to the Company (such notice to be at least five (5) days in advance of such Closing Date), or on such other date and at such other place and time as the parties hereto may mutually agree.

          Section 2.3    Articles of Incorporation, Bylaws,
Directors and Officers.

          (a)   The Articles of Incorporation and Bylaws of
     Gold Banc as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time until amended as provided by Law.

          (b) The officers and directors of Gold Banc shall continue as the officers and directors of the Surviving
     Corporation from and after the Effective Time, subject to the Bylaws of the Surviving Corporation and applicable Laws.

          Section 2.4    Effect of Merger.  From and after the
Effective Time, the Merger shall have the effects on the Company and Gold Banc set forth in Section 351.450 of the MBCL and
Section 17-6709 of the KGCC.

          Section 2.5 Taking Necessary Action; Further Assurances. Gold Banc and the Company, respectively, each shall use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the KGCC
and the MBCL at the time specified in Section 2.2 hereof.   If at
any time after the Effective Time, Gold Banc shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or other actions or things are necessary or desirable to vest, perfect, confirm or record in Gold Banc the title to any property, rights, privileges, powers, or franchises of the Company, the former Board of Directors and officers of the Company shall, and will be authorized to, execute
      and deliver in the name and on behalf of the Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Gold Banc, and otherwise to carry out the provisions of this Agreement.

          Section 2.6 Effect of Merger on Gold Banc Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, $1.00 par value per share, of Gold Banc Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, and shall be unaffected by the Merger.

          Section 2.7    Effect of Merger on Company Common
Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of the Company, if any, or held by the Company or any Subsidiary other than as trustee, fiduciary, nominee or some similar capacity shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefor.

          (b) Each outstanding share of Company Common Stock (excluding Company Dissenting Shares as defined in Section 2.8 hereof), of which 168,441 shares are currently issued and outstanding as of the date hereof (and of which up to 55,132 additional shares may be issued and outstanding upon conversion of the Company Convertible Debentures prior to the Closing Date), shall be converted into the number of shares (the "Exchange Ratio") of Gold Banc Common Stock determined by dividing $109.7906 by the Average Gold Banc Stock Price, with the Exchange Ratio being rounded to four decimal places. Notwithstanding the foregoing, (i) if the Average Gold Banc Stock Price is at or above $13.50 per share, then the Exchange Ratio shall be 8.1326, and
     (ii) if the Average Gold Banc Stock Price is at or below $11.00 per share, then the Exchange Ratio shall be 9.9810. Fractions of shares determined pursuant to this Section 2.7(b) shall be rounded to three decimal places.

If the Average Gold Banc Stock Price is less than $10.50, then
Gold Banc and the Company shall in good faith attempt to negotiate a mutually acceptable revised Exchange Ratio.

          Section 2.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Company's shareholders pursuant to the MBCL, any shares of Company Common Stock held by a person who objects to the Merger, whose shares of Company Common Stock were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the MBCL concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Common Stock and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Company Dissenting Shares") shall not be converted pursuant to
Section 2.7 but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to the MBCL, including, if applicable, any costs determined to be payable by Gold Banc or the Company to the holders of the Company Dissenting Shares pursuant to an order of the district court in accordance with the MBCL. Notwithstanding the foregoing, as set forth hereinafter, the obligation of Gold Banc to close on this transaction is contingent upon the Company Dissenting Shares constituting not more than 5% of the outstanding shares of Company Common Stock on the Closing Date.

          Section 2.9    Exchange of Certificates.

          (a) Gold Banc shall make available to Midwest Capital Management, Inc. and Gold Bank, which are hereby designated as the exchange agents (the "Exchange Agents"), at and after the Effective Time, such number of shares of Gold Banc Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.7 hereof. As soon as practicable after the Closing Date, Gold Banc, on behalf of the Exchange Agents, shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Gold Banc Common Stock. The Gold Banc Common Stock into which the Company Common Stock is being converted in accordance with
     Section 2.7 hereof shall be delivered to each shareholder of the Company as set forth in a letter of transmittal. Notwithstanding the foregoing, the Company will use commercially reasonable efforts to have available at Closing as many Company Common Stock certificates as possible and Gold Banc will make available to the Company and its shareholders as many letters of transmittal and instructions for surrendering the Company Common Stock as requested.

          (b) Notwithstanding any other provision herein, no fractional shares of Gold Banc Common Stock and no certificates or scrip therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Banc Common Stock to which a holder of Company Common Stock would otherwise be entitled to under Section 2.7 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange Agents an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Gold Banc Stock Price. Gold Banc shall make available to the Exchange Agents, as required from time to time, any cash necessary for this purpose.

          Section 2.10   Closing of the Company Transfer Books.
At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

          Section 2.11 Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Gold Banc Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company shareholders entitled to receive certificates representing Gold Banc Common Stock until such shareholders surrender to the Exchange Agents their certificates representing Company Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Banc Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividend on such Gold Banc Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and
(b) a payment date after such surrender, and such payment shall
be made on such payment date.   In no event shall the
shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

          Section 2.12   Shareholders Approval.

          (a) The Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law, and the Articles of Incorporation and Bylaws of the Company and in accordance with Section
     10.1 hereof.   The Company shall use its reasonable
     best efforts to take all steps as shall be required for the shareholders' meeting to obtain such approval to be held as soon as reasonably practicable after the
     effective date of the Registration Statement.   Subject
     to the exercise of the fiduciary duties of the Company's Board of Directors, the Company shall,
           through its Board of Directors, recommend that
     the shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

          (b) Gold Banc agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by law, the Articles of Incorporation and Bylaws of Gold Banc. Gold Banc shall use its reasonable best efforts to take all steps as shall be required for the shareholders' meeting to obtain such approval to be held as soon as reasonably practicable after the effective date of the Registration Statement. Subject to the exercise of fiduciary duties by Gold Banc's Board of Directors, Gold Banc shall, through its Board of Directors, recommend that the stockholders of Gold Banc approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

          Section 2.13 The Bank Merger. As soon as practicable after the execution and delivery of this Agreement, Gold Banc and the Company shall cause Gold Bank and the Bank, respectively, to enter into the Bank Merger Agreement, substantially in the form attached hereto as Exhibit A, pursuant to which the Bank Merger will be effected. The parties hereto intend that the Bank Merger shall become effective immediately following the Effective Time ("Bank Merger Effective Time") and shall take all actions necessary or appropriate to cause the Bank Merger to become effective at the Bank Merger Effective Time.

          Section 2.14 Adjustments. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of Gold Banc Common Stock is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be adjusted on a pro rata basis.

                           ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby makes the following representations and warranties to Gold Banc each of which is true and correct on the date hereof and each of which shall be unaffected by any investigation heretofore or hereafter made by Gold Banc or its representatives.

          Section 3.1    Organization and Good Standing.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Company is duly registered as a bank
     holding company under the BHC Act.   The Company has
     heretofore made available to Gold Banc complete and correct copies of its Articles of Incorporation and
     Bylaws.   The Company is duly qualified and in good
     standing in all states where the conduct of its business so requires except where failure to so qualify is not reasonably likely to have a Material Adverse Effect on the Company.

          (b) The Bank is a subsidiary of the Company and is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Bank has heretofore made available to Gold Banc and Gold Bank complete and correct copies of its Charter
     and Bylaws.   The Bank is duly qualified to do
           business in all states in which the conduct of
     its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on the Bank.

          (c) The Company has no subsidiaries other than the Bank.

          (d)  The Bank has no subsidiaries.

          Section 3.2    Capital Structure.

          (a)  The Company.   As of the date hereof, the
     authorized capital stock of the Company consists only of 500,000 shares of Company Common Stock of which 168,441 shares are issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not
     subject to preemptive rights.   There are no
     outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Company, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Company Common Stock or any other securities of the Company, except for the Company Convertible Debentures and the options listed on
     Schedule 3.2(a)(i) hereto (the "Company Stock Options"). There are not as of the date hereof and will not be as of the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company or Gold Banc from, or the casting of votes by, the shareholders of the Company with respect to the Merger except for the shareholders' agreement listed on
     Schedule 3.2(a)(ii) hereto. As of the date hereof, the Company has $770,000.00 in aggregate principal amount of Company Convertible Debentures outstanding. All of the Company Convertible Debentures are validly issued and fully paid, are currently convertible, in accordance with their terms, into shares of nonvoting common stock of the Company and, upon being amended as provided in Section 5.20 hereof, will be convertible, in accordance with their terms, into shares of Company Common Stock. Except as set forth in the Company Convertible Debentures, there are no outstanding or authorized options, warrants, agreements, redemptions, calls, demands or rights of any character relating to the Company Convertible Debentures, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Company Convertible Debentures.

          (b) Bank. The authorized capital stock of the Bank consists only of 500,000 shares of Bank Common Stock, par value $10.00 per share, of which 294,913 shares have been validly authorized and issued, and of which 253,910 shares are owned beneficially and of record, by the Company, free and clear of all Liens, except for the Liens set forth on Schedule 3.2(b) hereof. All outstanding shares of Bank Common Stock are validly issued, fully paid and nonassessable.
     There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Bank, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Bank Common Stock or any other securities of the Bank.

          Section 3.3    Authority.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, the performance of the Company's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and all other agreements to be executed and delivered by the Company will be prior to the Effective Time, duly executed and delivered by the Company and constitutes, or will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          (b) The Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and all other agreements to be expected and delivered by the Bank pursuant thereto and to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement, and all other agreements to be executed and delivered by the Bank pursuant thereto, the performance of the Bank's obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate actions on the part of the Bank. The Bank Merger Agreement, and all other agreements to be executed and delivered by the Bank, will be duly and validly executed and delivered by the Bank and will constitute the legal, valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

          Section 3.4    Shareholder Approval.

          (a) The Board of Directors of the Company has directed or will direct that this Agreement and the Merger contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for adoption of this Agreement by the requisite vote of the Company's shareholders and termination of the shareholders' agreement referred to in Schedule 3.2(a)(ii) hereof, no other shareholder action is necessary to approve this Agreement and to consummate the Merger contemplated hereby. The Board of Directors of the Company will recommend that the Company's shareholders approve this Agreement and the Merger contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, and to consummate the Merger and the transactions contemplated hereby.
     No approval of a number of outstanding shares of capital stock of the Company greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the Merger and the transactions contemplated hereby, except that the shareholders' agreement referred to in
     Schedule 3.2(a)(ii) hereof must be terminated prior to the Effective Time.

          (b)  The Board of Directors of the Bank will
     direct that the Bank Merger Agreement and the transaction contemplated thereby be submitted to the Bank's stockholders for approval and, except for adoption of the Bank Merger Agreement by the requisite vote of the Bank's stockholders, no other Bank stockholder action is necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. The Board of Directors of the Bank will recommend that the Bank's stockholders approve the transactions contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock is the only vote of the holders of any class or series of the Bank's capital stock necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. No approval of a number of outstanding shares of capital stock of the Bank greater than that required by the relevant statutory provisions is required for approval of the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          Section 3.5    No Violations.

          (a)  Except as set forth on Schedule 3.5(a)
     hereof, the execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, the performance of the Company's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Articles of Incorporation or Bylaws or other organizational documents of the Company or the Bank, (ii) any provision of any Contract, Lien, Order or other restriction of any kind or character to which the Company or the Bank is a party, or by which the Company or the Bank, or any of their assets, is bound, or
     (iii) result in the creation or imposition or any Lien upon the capital stock or the assets of the Company or the Bank, except, in the case of Sections 3.5(a)(ii) and (iii), for any such conflict, violation, breach or default which is not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

          (b) The Company and the Bank are not, to the knowledge of the Company, currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not cause any violation, breach or default of, any Laws, Orders, Licenses or Contracts applicable to the Company or the Bank, except for any violations, breaches or defaults that are not reasonably likely to have a Material
     Adverse Effect on the Company or the Bank.

          (c) All Licenses required or necessary for the Company or the Bank to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. The Company and the Bank are in compliance with all terms of the Licenses, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

          Section 3.6 Financial Statements. The Company has previously delivered to Gold Banc audited consolidated balance sheets for the Company as of December 31, 1998 and December 31, 1997, and audited statements of earnings and changes in financial position for the years ended December 31, 1998 and December 31, 1997, and all related schedules and notes to the foregoing , and an unaudited balance sheet, dated July 31, 1999, and statements of earnings for the period then ended (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP and practices which were applied on a consistent basis, except as set forth in the notes therein, and present fairly in all material respects the financial position, results of operation and changes of financial position of the Company and the Bank, as applicable, as of their respective dates and for the periods indicated, except that the portion of the Company's Financial Statements that pertain to periods subsequent to December 31, 1998, are subject to normal year-end adjustments and lack footnotes and other presentation items. Reserves for the Company's current and deferred federal and state income tax liabilities have been accrued in accordance with GAAP. Neither the Company nor the Bank has any material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the consolidated balance sheet of the Company as of July 31, 1999, or incurred since July 31, 1999, in the ordinary course of business. From July 31, 1999 until the date hereof, to the Knowledge of the Company, there has been no Material Adverse Change in the financial condition of the Company or the Bank, or in the relationship of the Company or the Bank, with respect to its employees, creditors, suppliers, distributors, or customers.

          Section 3.7 Information Supplied. None of the information supplied or to be supplied by the Company, in writing, for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(ii) the Proxy Statement will, at the date mailed to shareholders of the Company and Gold Banc or at the times of the meetings of such shareholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 3.8 Internal Controls and Records. The Company and the Bank maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP.

          Section 3.9 Taxes. The Company and the Bank each have timely filed all tax returns required to be filed by them, and the Company and the Bank have timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and have timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company or the Bank is maintaining reserves adequate for their payment except where the failure to file tax returns or pay taxes is not reasonably likely to have a Material Adverse Effect on the financial condition of the Company or the Bank. The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return, except for such taxes which are not reasonably likely to have a Material Adverse Effect on the financial condition of the Company or the Bank. To the Knowledge of the Company, neither the IRS nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against the Company or the Bank, any deficiency or claim for additional taxes. Neither the Company nor the Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets (excluding other real estate owned properties) of the Company or the Bank other than Liens for taxes which are not yet delinquent. To the Knowledge of the Company, neither the Company nor the Bank has received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that is reasonably likely to have a Material Adverse Effect on the Company or the Bank.

          Section 3.10   Title to Assets.  Except as set forth on
Schedule 3.10(a) hereof, the Company and the Bank have good and marketable title to and possession of all their respective real and personal properties and assets, in each case free and clear of any material Liens, except as reflected on the Company's consolidated financial statements and except for the Lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which Liens do not materially affect the value of such property and do not interfere with the use made of such property by the Company or the Bank. Attached hereto as Schedule 3.10(b) is a complete list of all real property owned or leased by the Company or the Bank. Neither the Company nor the Bank has entered into any agreement or commitment to sell any property, real or personal, or any other assets of the Company or the Bank other than in the ordinary course of business, nor has the Company nor the Bank made any commitment or taken or failed to take any action which would cause any Lien to attach to any property other than such liens which are not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

          Section 3.11   Leases.

          (a) Schedule 3.11(a)(i) hereof contains a list of all real property leases (the "Real Property Leases") to which the Company or the Bank is a party, either as lessor or lessee (the facilities subject to such Real Property Leases being referred to as the "Leased Facilities"). Each of the Real Property Leases is in full force and effect and, to the Knowledge of the Company, neither the Company nor the Bank, nor any other party thereto has committed any default
     thereunder.   Neither the Company nor the Bank is
     subject to any increase in rentals or other costs in connection with any Leased Facility of which the Company or the Bank is lessee which is not provided for in the applicable Real Property Lease. Except as set forth on Schedule 3.11(a)(ii) hereof, no consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

          (b) Schedule 3.11(b)(i) hereof contains a list of all Leases with respect to personal property involving an obligation in excess of $15,000 on an annual basis or $30,000 in the aggregate (the "Personal Property Leases") to which the Company or the Bank is a party, either as lessor or lessee (the personal property subject to such Personal Property Leases being referred to as the "Leased Personal Property"). Each of the Personal Property Leases is in full force and effect and, to the Knowledge of the Company, neither the Company nor the Bank nor any other party thereto has committed any default thereunder. Neither the Company nor the Bank is subject to any increase in rentals or other costs in connection with any Leased Personal Property of which the Company or the Bank is the lessee which is not provided for in the applicable Personal Property Lease. Except as set forth on Schedule 3.11(b)(ii) hereof, no Consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

          Section 3.12   Intangible Properties.

          (a) To the Knowledge of the Company, none of the assets of the Company or the Bank is subject to any patent or patent application, copyright or copyright application, trademark or trademark application, or similar evidence of ownership or the right to the use thereof by any third party.

          (b) To the Knowledge of the Company, neither the Company nor the Bank has infringed any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person or received any notice of a claim of such infringement.

          (c) Attached hereto as Schedule 3.12(c) is a true and accurate list of all patents, copyrights, trademarks, trade names and service marks, both foreign and domestic, owned, possessed or used by the Company and the Bank. To the Knowledge of the Company, the Company or the Bank own the entire right, title and interest therein and each thereof is in full force and effect, except for those the absence of which is not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

          (d) The Company and the Bank have the right to use all data and information (including without limitation confidential information, trade secrets and know-how) necessary to permit the conduct from and after the Effective Time of the business of the Company and the Bank, as such business is and has been normally conducted.

          Section 3.13 Regulatory Filings. The Company and the Bank have timely filed all notices, reports, registrations and statements with all Governmental Entities and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of the Company and the Bank, to the Knowledge of the Company, no Governmental Entity has initiated any proceeding or investigation into the business or operations of the Company or the Bank. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of the Company or the Bank. The Company has made available to Gold Banc all reports of examinations conducted by any Governmental Entity with respect to the Company or the Bank during the preceding three (3) years. The Company will also make available to Gold Banc any subsequent reports of examination received from any Governmental Entity between the date hereof and the Effective Time.
          Section 3.14 Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and the Bank have been delivered or made available to Gold Banc. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The insurance policies to which the Company and the Bank are parties are sufficient for compliance with all material requirements of Law and all material agreements to which the Company or the Bank is a party, except for any noncompliance that would not have a Material Adverse Effect on the Company or the Bank, and will be maintained by the Company and the Bank until the Effective Time. Neither the Company nor the Bank has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

          Section 3.15 Compliance with ERISA. Neither the Company nor the Bank has established, maintained or contributed at any time during the five-year period ending as of the Effective Time to any employee benefit plan (as defined in Sections 3(3) or 3(37) of ERISA) or any other similar plan with respect to which any governmental filings are required, except for the plans listed on Schedule 3.15 hereof (collectively, the "Company Plans"). A true and accurate copy of each of the Company Plans, any related trust agreements and each of the amendments thereto has been provided to Gold Banc together with
(i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any Governmental Entity in respect of the Company Plans for the three most recent years ending on or before the date hereof. To the Knowledge of the Company, the Company Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Company Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 3.15, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Company Plans or of the Company or the Bank, either as of the date hereof or upon discovery of the noncompliance. All required contributions to the Company Plans through the date hereof have been made. The Company and the Bank (each with respect to the Company Plans), as well as the Company Plans, have no material current or, to the Knowledge of the Company, threatened liability of any kind to any Person, including but not limited to any Governmental Entity, as of the date hereof, other than for the payment of benefits in the ordinary course.

          Section 3.16 Environmental Laws. To the Knowledge of the Company: (i) the operations of the Company and the Bank comply in all material respects with all applicable federal, state and local environmental Laws and neither the condition of any property owned by the Company or the Bank nor the operation of the business of any of such entities violates in any material respect any applicable environmental Law; (ii) none of the operations of the Company or the Bank is subject to any judicial or administrative proceeding alleging the violation of any environmental health or safety Law nor is it the subject of any claim alleging damages to health or property pursuant to which the Company or the Bank may be liable; (iii) none of the operations of the Company or the Bank nor any of the properties owned by the Company or the Bank is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source; (iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any environmental Law and neither the Company nor the Bank has had any liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned or leased by the Company or the Bank; (v) there are no underground storage tanks (as defined in 42 U.S.C. Section 6991) now or heretofore located on any real property owned or leased by the Company or the Bank;
(vi) neither the Company nor the Bank has ever been notified by a Governmental Entity, or any private party, that the Company or the Bank is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C. Sections 9601, et seq. or any corresponding state law.

          Gold Banc may obtain at its option and expense on or prior to the Closing Date an environmental audit of any or all properties and assets of the Company and the Bank whether directly owned, leased or classified as other real estate owned. Such environmental audit shall constitute a part of the due diligence process, should Gold Banc choose to pursue it, and if Gold Banc determines in its sole discretion that such environmental audit reflects the potential of a material environmental problem with respect to any of the properties or assets of the Company or the Bank, then such environmental problem shall constitute a Material Adverse Change in the Company.

          Section 3.17   Labor Matters.

          (a) To the Knowledge of the Company, the Company and the Bank are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such matters as would not have a Material Adverse Effect on the Company or the Bank.

          (b) Neither the Company nor the Bank has received any notice of any unfair labor practice complaint against the Company or the Bank pending before the National Labor Relations Board.

          (c) Neither the Company nor the Bank is party to any collective bargaining agreements and there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Bank.

          (d) No grievance or arbitration proceeding by any employee is pending and no claim therefor has been asserted against the Company or the Bank.

          (e)  Neither the Company nor the Bank is
     experiencing any material work stoppage.

          Section 3.18 Year 2000 Compliance. The Company and the Bank have (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to the Company's and the Bank's respective business and operations will be Year 2000 Compliant.

          Section 3.19 Legal Proceedings. Except as disclosed on Schedule 3.19 hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against or affecting the properties, assets, rights or business of the Company or the Bank, or the right to carry on or conduct their business. There are no Actions pending or, to the Knowledge of the Company, threatened which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

          Section 3.20   Contracts.  Except as set forth on
Schedule 3.20 hereof, neither the Company nor the Bank is a party to or subject to any:

          (a)  employment contract;

          (b)  bonus, deferred compensation, equity
     incentive, savings, profit sharing, severance pay, pension or retirement plan or arrangement, except for the Company Plans referenced on Section 3.15 hereof;

          (c) material lease or license with respect to any property, real or personal, whether the Company or the Bank is landlord or tenant, licensor or licensee, involving a liability or obligation of the Company or the Bank as obligor, except for the Leases referenced in Section 3.11 hereof;

          (d) agreement, contract or indenture relating to the borrowing of money by the Company or the Bank, excluding items made in the ordinary course of business;

          (e) agreement with any present or former officer, director, shareholder or affiliate of the Company or the Bank, or any Person controlling, controlled by or under common control with any of the foregoing; or

          (f) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company or the Bank or which involve a payment by the Company or the Bank of more than $15,000 on an annual basis.

          Section 3.21 Required Consents. Except as set forth on Schedule 3.21 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by the Company or the Bank of this Agreement or any of the transactions contemplated hereby (including the Bank Merger), other than such Consent, which if not obtained, would not be reasonably likely to have a Material Adverse Effect on the Company or the Bank.

          Section 3.22 Broker's Fees. Other than the engagement of Keefe Bruyette & Woods, Inc. described on Schedule
3.22 hereof, neither the Company, the Bank nor any of the directors, trustees, officers or employees of the Company or the Bank, has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

          Section 3.23 No Material Adverse Change. Except as set forth on Schedule 3.23 hereof, from July 31, 1999 until the date hereof, to the Knowledge of the Company, there has been no Material Adverse Change in the Company or the Bank, or in the relationship of the Company or the Bank with respect to their employees, creditors, suppliers, distributors or customers.

          Section 3.24   Loans.

          (a) The Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or the Bank or banking regulators, except as reflected on a list previously provided to Gold Banc during the due diligence period;

          (b)  Except as set forth on Schedule 3.24(b)
     hereof, neither the Company nor the Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing;

          (c) Neither the Company nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any Law, which violation is reasonably likely to result in a Material
     Adverse Effect on the Company or the Bank.

          Section 3.25 Opinion of Financial Advisors. The Company has received the written opinion of Keefe Bruyette & Woods, Inc., investment advisor to the Company ("Investment Advisor Opinion"), to the effect that, as of the date of the Investment Advisor Opinion, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
          Section 3.26 Accounting Matters. To the Knowledge of the Company, neither the Company nor the Bank has taken or agreed to take any action that would prevent Gold Banc from accounting for the business combination to be effected by the Merger as a pooling-of-interests under GAAP.

          Section 3.27   Beneficial Ownership of Gold Banc Common
Stock.  As of the date hereof, neither the Company nor the Bank
"beneficially owns" (as defined in Rule 13d-3 under the Exchange
Act) in the aggregate any Gold Banc Common Stock.

          Section 3.28   Accruals.

          (a)  The Company and the Bank have properly
     accrued consistent with past practices for all current and carry-over vacation time for their employees through the date hereof.

          (b)  The Company and the Bank have properly
     accrued consistent with past practices for all mandatory and discretionary matching contributions to the Company's 401(k) Plan through the date hereof.

          (c)  The Company and the Bank have properly
     accrued consistent with past practices for discretionary bonuses that may be payable to their employees as contemplated by Section 5.2(c) through the date hereof.

          Section 3.29   Company Convertible Debentures.

          (a)  As of the date hereof, the aggregate
     principal amount of Company Convertible Debentures outstanding is $770,000.

          (b)  The net book value per share of Company
     Common Stock, as established by the Company's audited financial statements, dated as of December 31, 1992, was $13.95 per share. Pursuant to paragraph 9(b) of each Company Convertible Debenture, (i) as of the date hereof, the outstanding principal amount of and all accrued and unpaid interest of the Company Convertible Debenture is convertible into nonvoting common stock of the Company and (ii) when the same has been amended as contemplated by Section 5.20 hereof, each $5,000.00 of outstanding principal amount of the Company Convertible Debenture will be convertible into 358 shares of Company Common Stock.

          (c)  Pursuant to paragraph 5 of each Company
     Convertible Debenture, the Company has the right, on thirty (30) days prior written notice, to prepay all or any part of the principal amount of Company Convertible Debentures without penalty.

          Section 3.30   Undisclosed Liabilities; Adverse
Agreements.

          (a) Except as disclosed in the Schedules attached hereto or the Company's Financial Statements, there are no liabilities of the Company or the Bank of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on the Company or the Bank.

          (b) Neither the Company nor the Bank is a party to any Order, or subject to any Law, which is reasonably likely to result in a Material Adverse
     Effect on the Company or the Bank.

          Section 3.31 Absence of Certain Events. Except as contemplated by this Agreement or as set forth on Schedule 3.31 hereof, since July 31, 1999, the Company and the Bank have conducted their business only in the ordinary and usual course, and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock or other securities of, or other ownership interests in, the Company or the Bank, (ii) any amendment of any term of any outstanding security of the Company or the Bank, (iii) any repurchase, redemption or other acquisition by the Company or the Bank of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or the Bank, (iv) any incurrence, assumption or guarantee by the Company or the Bank of any indebtedness for borrowed money (other than customer deposits in the Bank, FHLB advances, federal funds purchases, letter of credit transactions with correspondent banks, Federal Reserve borrowings and foreign currency exchanges); (v) any creation or assumption by the Company or the Bank of any Lien on any of their assets, other than any Lien that is not reasonably likely to have a Material Adverse Effect on the Company; (vi) any making of any material loan, advance or capital contributions to or any material investment in any Person; (vii) any material change in any method of accounting or accounting practice; (viii) any (a) grant of any severance or termination pay to any director, officer, or employee of the Company or the Bank, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or the Bank, except for annual or merit increases in accordance with past practices, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or employee of the Company or the Bank or (d) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or the Bank, or (ix) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character, whether or not in the ordinary course of business, individually or in the aggregate, which is reasonably likely to have a Material Adverse Effect on the Company or the Bank, taken as a whole.

          Section 3.32 Disclosure. Copies of all documents heretofore or hereafter delivered or made available to Gold Banc pursuant hereto are and will be complete and accurate. No representation or warranty of the Company in this Agreement or any other document delivered pursuant hereto or any document, certificate or exhibit furnished or to be furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading. To the Knowledge of the Company, there is no fact which the Company has not disclosed in writing to Gold Banc which is reasonably likely to have a Material Adverse Effect, on the Company or the Bank.

                            ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF GOLD BANC

          Gold Banc hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and each of which shall not be affected by any investigation heretofore or hereafter made by the Company or its representatives.

          Section 4.1    Corporate.

          (a) Gold Banc is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. Gold Banc is duly registered as a bank holding company under the BHC Act. Gold Banc is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify is not reasonably likely to have a Material Adverse Effect on Gold Banc.

          (b) Gold Bank is a wholly-owned subsidiary of Gold Banc and is a federally chartered banking association. Gold Bank is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Gold Bank.

          Section 4.2    Capital Structure.

          (a)  Gold Banc.  As of the date hereof, the
     authorized capital stock of Gold Banc consists only of 50,000,000 shares of Gold Banc Common Stock and 50,000,000 shares of Gold Banc Preferred Stock, of which 17,181,618 shares of Gold Banc Common Stock and no shares of Gold Banc Preferred Stock are issued and outstanding. All outstanding shares of Gold Banc Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.


          (b)  Gold Bank.  As of the date hereof, the
     authorized capital stock of Gold Bank consists only of 10,000 shares of Gold Bank Common Stock, par value $100.00 per share, of which 2375 shares are issued and outstanding. All of the issued and outstanding shares of Gold Bank Common Stock are owned beneficially and of record, free and clear of all Liens, by Gold Banc. All outstanding shares of Gold Bank Common Stock are validly issued, fully paid and nonassessable.

          Section 4.3    Authority.

          (a) Gold Banc has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto, the performance of Gold Banc's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Gold Banc. This Agreement has been, and all other agreements to be executed and delivered by Gold Banc will be prior to the Effective Time, duly executed and delivered by Gold Banc, and constitutes, or will constitute, the legal, valid and binding obligations of Gold Banc, enforceable against Gold Banc in accordance with their terms.

          (b) Gold Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and all other agreements to be executed and delivered by Gold Bank pursuant thereto and to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and all other agreements to be executed and delivered by Gold Bank pursuant thereto, the performance of Gold Bank's obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Gold Bank. The Bank Merger Agreement and all other agreements to be executed and delivered by Gold Bank will be duly executed and delivered by Gold Bank and will constitute the legal, valid and binding obligations of Gold Bank, enforceable against Gold Bank in accordance with their terms.

          Section 4.4    Shareholder Approval.

          (a)  The Board of Directors of Gold Banc has
     directed, or will direct, that this Agreement and the transactions contemplated hereby be submitted to Gold Banc's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of Gold Banc's stockholders, no other Gold Banc stockholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Gold Banc will recommend that the Gold Banc stockholders approve this Agreement and the Merger contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of a majority of the outstanding shares of Gold Banc Common Stock is the only vote of the holders of any class or series of Gold Banc's capital stock necessary to approve this Agreement and to consummate the Merger and the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of Gold Banc greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

          (b) The Board of Directors of Gold Bank will direct that the Bank Merger Agreement and the transactions contemplated thereby be submitted to Gold Bank's sole stockholder for approval and, except for adoption of the Bank Merger Agreement by the requisite vote of Gold Bank's sole stockholder, no other Gold Bank stockholder action is necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. The Board of Directors of Gold Bank will recommend that Gold Bank's sole stockholder approve the transactions contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of two-thirds of the outstanding shares of Gold Bank Common Stock is the only vote of the holders of any class or series of Gold Bank's capital stock necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. No approval of a number of outstanding shares of capital stock of Gold Bank greater than that required by the relevant statutory provisions is required for approval of the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          Section 4.5 Status of Gold Banc Common Stock to be Issued. The shares of Gold Banc Common Stock into which the shares of Company Common Stock are to be exchanged or converted pursuant to the Merger, and the shares of Gold Banc Common Stock into which the shares of Bank Common Stock are to be exchanged pursuant to the Bank Merger, will be, when delivered as specified in this Agreement and the Bank Merger Agreement, validly authorized and issued, fully paid and nonassessable, and registered pursuant to an effective registration statement under the Securities Act.

          Section 4.6    No Violation.

          (a) The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc and Gold Bank pursuant hereto, the performance of the obligations of Gold Banc and Gold Bank hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Articles of Incorporation or Bylaws of Gold Banc or Gold Bank (ii) any provision of any Contract, Lien, Order or other restriction of any kind or character to which Gold Banc or any subsidiary of Gold Banc is a party, or by which Gold Banc or any subsidiary of Gold Banc or any of their assets, is bound or (iii) result in the creation or imposition of any Lien upon the capital stock or the assets of Gold Banc or any subsidiary of Gold Banc, except in the case of Sections 4.6(a)(ii) and (iii), such conflicts, violations, breaches or defaults which are not reasonably likely to have a Material Adverse effect on Gold Banc.

          (b) Gold Banc and each subsidiary of Gold Banc has not violated, breached or defaulted, are not currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not cause any violation, breach or default of, any Laws, Orders, Licenses or Contracts applicable to Gold Banc or any subsidiary of Gold Banc, except for any violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect on Gold Banc.

          (c) All Licenses required or necessary for Gold Banc or any subsidiary of Gold Banc to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. Gold Banc, and each subsidiary of Gold Banc is in compliance with all terms of the Licenses, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on Gold Banc.

          Section 4.7    SEC Documents.  Gold Banc has made
available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Gold Banc with the SEC since January 1, 1997 (the "Gold
Banc SEC Documents") which are all the documents (other than preliminary material) that Gold Banc was required to file with the SEC since such date. As of their respective dates, the Gold
Banc SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Gold Banc SEC Documents, and none of the Gold
Banc SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
The financial statements of Gold Banc included in the Gold Banc
SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of Gold Banc and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Gold Banc for the periods presented therein. Gold Banc has no material liability or obligation of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except and to the extent disclosed or reflected in the financial statements included in the Gold Banc SEC Documents. From July
31, 1999 until the date hereof, to the Knowledge of Gold Banc, there has been no Material Adverse Change in the financial condition of Gold Banc or in the relationship of Gold Banc with respect to its employees, creditors, suppliers, distributors or customers.

          Section 4.8 Information Supplied. None of the information supplied or to be supplied by Gold Banc for inclusion or incorporation by reference in (i) the Registration Statement will at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time or the Bank Merger Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, other than information supplied in writing by the Company, or (ii) the Proxy Statement will, at the date mailed to shareholders of the Company and of the Bank, or at the time of the meetings of such shareholders to be held in connection with the Merger and the Bank Merger, or at the Effective Time or the Bank Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, other than information supplied by the Company. If at any time prior to the Effective Time or the Bank Merger Effective Time, any event with respect to Gold Banc or any subsidiary of Gold Banc or with respect to other information supplied by Gold Banc for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Proxy Statement, such event will be so described, and such amendment or supplement be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company and the Bank. The Proxy Statement, insofar as it relates to Gold Banc or other information supplied by Gold Banc for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          Section 4.9 Taxes. Gold Banc and each subsidiary of Gold Banc has timely filed all tax returns required to be filed by it, and Gold Banc and each subsidiary of Gold Banc has timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and has timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Gold Banc is maintaining reserves adequate for their payment.
The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. To the Knowledge of Gold Banc neither the IRS nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against Gold Banc or any subsidiary of Gold Banc, any deficiency or claim for additional taxes. Neither Gold Banc nor any subsidiary of Gold Banc has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets of Gold Banc or any subsidiary of Gold Banc. To the Knowledge of Gold Banc, neither Gold Banc nor any subsidiary of Gold Banc has received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that would have a Material Adverse Effect on Gold Banc.

          Section 4.10 Regulatory Filings. Gold Banc and each subsidiary of Gold Banc has timely filed all notices, reports, registrations and statements with all Governmental Entities and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of Gold Banc and any subsidiary of Gold Banc, to the Knowledge of Gold Banc, no Governmental Entity has initiated any proceeding or investigation into the business or operations of Gold Banc or any subsidiary of Gold Banc. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of Gold Banc or any subsidiary of Gold Banc. Gold Banc has made available to the Company all reports of examinations conducted by any Governmental Entity with respect to Gold Banc or the subsidiaries of Gold Banc during the preceding three (3) years. Gold Banc will also make available to the Company any subsequent reports of examination received from any Governmental Entity between the date hereof and the Effective Time.

          Section 4.11 Legal Proceedings. Except as disclosed on Schedule 4.11 hereof, there are no Actions pending or threatened against or affecting the properties, assets, rights or business of Gold Banc or any subsidiary of Gold Banc, or the right to carry on or conduct their respective businesses. There are no Actions pending or, to the Knowledge of Gold Banc, threatened, which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

          Section 4.12 Required Consents. Except as set forth on Schedule 4.12 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by Gold Banc of this Agreement or any of the transactions contemplated hereby (including the Bank Merger) other than any Consent, which if not obtained would not be reasonably likely to have a Material Adverse Effect on Gold Banc.

          Section 4.13   Broker's Fees.  Neither Gold Banc nor
any of its directors, trustees, officers or employees has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

          Section 4.14 Year 2000 Compliance. Gold Banc and each subsidiary of Gold Banc has (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to Gold Banc's and any subsidiary of Gold Banc's respective business and operations will be Year 2000 Compliant.

          Section 4.15 No Material Adverse Change. Except as set forth in Schedule 4.15 hereof, from July 31, 1999 until the date hereof, to the Knowledge of Gold Banc, there has been no Material Adverse Change in the financial condition of Gold Banc or in the relationship of Gold Banc with respect to its employees, creditors, suppliers, distributors or customers.

          Section 4.16   Undisclosed Liabilities; Adverse
Agreements.

          (a) Except as disclosed in the Schedules hereto, there are no liabilities of Gold Banc or any subsidiary of Gold Banc of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Gold Banc.

          (b)  Neither Gold Banc nor any subsidiary of Gold
     Banc is a party to any Order which is reasonably likely to result in a Material Adverse Effect on Gold Banc.

          Section 4.17 Disclosure. Copies of all documents heretofore or hereafter delivered or made available to the Company pursuant hereto are and will be complete and accurate. No representation or warranty of Gold Banc in this Agreement or any other document delivered pursuant hereto or any statement, document, certificate or exhibit furnished or to be furnished by Gold Banc pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading. To the Knowledge of Gold Banc, there is no fact which Gold Banc has not disclosed in writing to the Company which is reasonably likely to have a Material Adverse Effect on Gold Banc.

                            ARTICLE V
                       COVENANTS OF COMPANY

          Section 5.1 Affirmative Covenants of the Company. Unless the prior written consent of Gold Banc shall have been obtained, and which consent will be given or denied within two Business Days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, the Company shall and shall cause the Bank to (i) operate its business only in the usual, regular, and ordinary course, consistent with past practices, (ii) preserve intact its business organization and assets and maintain its rights and franchises; (iii) preserve substantially the Company's and the Bank's relationships with suppliers, customers and employees, (iv) perform the Company's and the Bank's obligations under the Contracts and Licenses, (v) comply with all applicable Laws, (vi) maintain as valid and enforceable all policies of insurance as referenced in Section
3.14 herein, (vii) provide monthly updates to Gold Banc and Gold Bank with respect to those loans reflected on the list previously provided to Gold Banc and Gold Bank as referenced in Section 3.24(a) herein, and (viii) take no action which would (a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby,
(b) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368(a) of the Code, or (c) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

          Section 5.2 Negative Covenants of the Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to do, or permit the Bank to do or agree to commit to do, any of the following without the prior written consent of Gold Banc, which consent shall not be unreasonably withheld and which consent will be given or denied within two Business Days of receipt of written request for such consent:

          (a) make any single loan (or series of loans to the same or related persons) or any commitment (verbal or written) for a loan (or series of commitments to the same or related persons) in an amount greater than $500,000.00 including, without limitation, renewals and extensions of existing loans and commitments to loan;

          (b) purchase or invest in any securities, other than United States government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than two years from the date of purchase;

          (c) amend or adopt any employee benefit plan or grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, trustee, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such director, officer, trustee, employee or agent under any pension plan or other contract or commitment, except for annual or merit increases and year-end bonuses awarded, in each case in accordance with past practices; provided, however, that such year-end bonuses may be paid on a pro rata basis on or prior to the Closing Date;

          (d) make any capital expenditure or enter into any material contract or commitment (except loan commitments as permitted in Subparagraph (a) of this
     Section 5.2); involving an obligation or commitment in excess of $25,000 or engage in any transaction not in its usual and ordinary course of business and consistent with past practices;

          (e)  except as set forth on Schedule 5.2(e)
     hereof, declare or pay any dividend or make any other distribution in respect of any capital stock of or other beneficial interest in the Company or the Bank, split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of the Company or the Bank;

          (f) amend the Articles of Incorporation, Bylaws or any other governing document of the Company or the Bank or make any change in the authorized, issued or outstanding capital stock (or any change in the par value thereof) of Company or the Bank;

          (g) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business;

          (h)  except as set forth on Schedule 5.2(h)
     hereof, enter into any new line of business;

          (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company or the Bank, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

          (j)  take any action that is intended or may
     reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

          (k) change its methods of accounting in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company's independent accountants;

          (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of any of its material assets or properties;

          (m) file any application to relocate or terminate the operations of any banking office;

          (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

          (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material Contract to which the Company or the Bank is a party or by which the Company or the Bank or their respective properties is bound, except that the Company shall have the right to (i) prepay the Company
     Convertible Debentures as contemplated by Section 5.18 hereof and (ii) prepay, in whole or in part, its currently outstanding bank stock loan;

          (p) make any new loan or new extension of credit, or commit to make any such loan or extension of credit, to any director, officer or trustee of the Company or the Bank without giving Gold Banc two days' notice in advance of the approval of such loan or extension of credit or commitment relating thereto;

          (q)  waive any material right, forgive any
     material debt or release any material claim; or

          (r)  incur or guaranty any debt (other than
     customer deposits in the Bank, FHLB advances, federal funds purchases, letter of credit transactions with correspondent banks, Federal Reserve borrowings and foreign currency exchanges).

          Section 5.3 Inspection. Between the date hereof and the Closing Date and upon reasonable notice, Gold Banc and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of the Company and the Bank. All such access shall be conducted in a manner that does not interfere unreasonably with the normal conduct of the business of the Company and the Bank. The Company shall furnish to Gold Banc and its authorized representatives all information with respect to the affairs of the Company and each of its Subsidiaries as Gold Banc may reasonably request.

          Section 5.4 Financial Statements and Call Reports. From and after the date hereof through the Closing Date, the Company shall deliver to Gold Banc monthly reports of condition and income statements of the Bank and shall deliver to Gold Banc copies of the call reports for the Bank as filed with any regulatory agency promptly after such filing.

          Section 5.5 Right to Attend Meetings. The Company shall give reasonable notice to Gold Banc of all meetings of the Board of Directors or Executive Committee of the Company and of the Bank and, if known, the agenda for business to be discussed at such meetings and, with the permission of the Company, a representative of Gold Banc may attend any such meetings as an observer; provided, however, in the event the Board of Directors or Executive Committee of the Company or the Bank desires to discuss confidential matters related to Gold Banc or the Merger, they may dismiss the representative of Gold Banc from such meetings. The Bank shall give reasonable notice of, and shall allow a representative of Gold Banc to attend, all loan committee meetings of the Bank. The Company and the Bank shall provide to Gold Banc all written information provided to the directors in connection with all such board and committee meetings or otherwise provided to such directors and shall provide any other financial reports or other analyses prepared for senior management of the Company or the Bank.

          Section 5.6 Data Processing. The Company shall, and shall cause the Bank to, cooperate with Gold Banc in taking those planning actions necessary to be in a position to convert its data processing procedures and formats to procedures and formats used by Gold Banc. Gold Banc shall provide such assistance and consultation as the Company may reasonably require in such planning process.

          Section 5.7    No Solicitation.

          (a) Except with respect to the Agreement and the transactions contemplated hereby, neither the Company, nor the Bank, or any officer, director, trustee or employee of, or any investment banker, attorney or other advisor or representative of, the Company or the Bank, shall, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, or approve or authorize any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) furnish to any Person (other than Gold Banc, or Gold Bank, an affiliate or associate of Gold Banc or Gold Bank or an officer, employee or other authorized representative of Gold Banc, Gold Bank or such affiliate or associate or the Company's counsel, accountants and financial adviser, solely for use in connection with the transactions contemplated hereby) any information with respect to the Company or the Bank that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may (A) in response to an unsolicited request therefor, furnish information with respect to the Company or any Subsidiary to any Person pursuant to a customary confidentiality agreement and discuss such information with such Person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Gold Banc of the notice required pursuant to Section 5.7(b) hereof, participate in negotiations regarding such Acquisition Proposal, and (C) modify or withdraw its recommendation that the stockholders of the Company vote in favor of the Merger as contemplated by
     Section 2.12 hereof.

          (b) The Company shall (i) promptly notify Gold Banc of (A) the existence of any request for confidential information with respect to, or the receipt of, any Acquisition Proposal, (B) any inquiry or discussions with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, (C) the execution of a confidentiality agreement with respect to an Acquisition Proposal, (D) the execution of any agreement with respect to the terms of an Acquisition Proposal, (E) the furnishing of any information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement and (F) any endorsement, approval or recommendation of an Acquisition Proposal by the Company's Board of Directors or any committee thereof,
     (ii) promptly describe to Gold Banc the terms and conditions of any Acquisition Proposal in reasonable detail, and (iii) furnish to Gold Banc all information made available to any Person making the Acquisition Proposal, or contemplating the making of an Acquisition Proposal, subject to a customary confidentiality agreement.

          (c) Except as may be required in the exercise of the fiduciary duties of the Board of Directors of the Company, the Company shall not take any action that would enhance the ability of any other Person making an Acquisition Proposal to obtain the approval of the Company's stockholders or otherwise consummate such Acquisition Proposal without also taking a comparable action that would similarly enhance the ability of Gold Banc to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, the Merger contemplated by this Agreement or an alternative transaction initiated by Gold Banc, and concurrently withdrawing any impediments thereto that do not similarly impede such other Person.

          Section 5.8 Regulatory Approvals. Subject to the terms and conditions of this Agreement, the Company agrees to, and to cause the Bank to, use its reasonable best efforts to cooperate with Gold Banc in Gold Banc's efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.

          Section 5.9    Information.  The Company shall provide
such information and answer such inquiries as Gold Banc may reasonably request or make concerning the subject matter of the representations and warranties of the Company herein.

          Section 5.10   Tax Returns.  The Company shall prepare
income tax returns for the Company and the Bank from the commencement of the current fiscal year through the Effective
Time with such returns to be completed within ninety (90) days after the Effective Time.

          Section 5.11 Tax-Free Reorganization Treatment. The Company shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto or to any holder of Company Common Stock who dissents from the Merger).

          Section 5.12   Pooling-of-Interests Accounting
Treatment.

          (a) The Company shall not intentionally take or cause or permit to be taken any action before the Effective Time which would disqualify the Merger from receiving pooling-of-interests accounting treatment.

          (b) Within thirty (30) days after the execution and delivery of this Agreement, the Company shall use its best efforts to obtain from the Company's
     Accountants and deliver to Gold Banc a letter stating that the Company is eligible to participate in a pooling-of-interests transaction (the "Pooling
     Letter").

          Section 5.13 Cooperation by the Company. The Company shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Gold Banc in connection therewith, including using commercially reasonable efforts to obtain all required Consents.

          Section 5.14 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and bank services and products, the Company shall, and shall cause the Bank to (i) use its best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by its respective examining agencies.

          Section 5.15 Confidentiality. Except as and to the extent required by Laws, the Company and the Bank will not disclose or use, and will direct their representatives not to disclose or use to the detriment of Gold Banc or any of its subsidiaries any Gold Banc Confidential Information furnished, or to be furnished, to the Company, the Bank or their
      representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Gold Banc Confidential Information" includes any information about Gold Banc or its subsidiaries and their business unless (a) such information is already known to the Company, the Bank or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Company or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of Gold Banc, each of the Company and the Bank will promptly return to Gold Banc or destroy any Gold Banc Confidential Information in its possession and certify in writing to Gold Banc that it has so returned or destroyed such Gold Banc Confidential Information.

          Section 5.16 Employee Benefit Plans. The Company shall, prior to the Closing Date, adopt any and all resolutions and take all other actions that are necessary or appropriate to
(i) make the necessary contributions to the Company Profit Sharing 401(k) Plan (the "401(k) Plan") to satisfy the Company's 401(k) safe harbor contribution obligation for the partial plan year ending on the 401(k) Plan termination date; (ii) except as set forth immediately above in (i) of this paragraph, cease all other contributions to the 401(k) Plan as of the day before the Closing Date; (iii) terminate the 401(k) Plan and fully vest all participant account balances in such plan as of the day before the Closing Date; (iv) resign as plan administrator of the 401(k) Plan; and (v) secure the resignation of the current trustees of the 401(k) Plan. Gold Banc shall (i) assume full responsibility and bear full expense in amending the 401(k) Plan following the Closing Date in such manner as is necessary for the 401(k) Plan to be in compliance with all applicable laws as of the 401(k) Plan's termination date and (ii) apply for and obtain a favorable determination letter from the IRS following which it will distribute the assets of the 401(k) Plan. Gold Banc agrees to accept its appointment, or will appoint an affiliate corporation, as successor plan trustee and successor plan administrator. Gold Banc will provide to the Company form resolutions and other materials prior to the closing necessary for the effectuation of the termination of the 401(k) Plan by the Company, which materials the Company and the plan administrator and trustees shall be entitled to rely upon without incurring any liability.

          Section 5.17 Legal Proceedings. The Company agrees to advise Gold Banc if at any time between the date hereof and the Effective Time, any legal proceeding as described in Section
3.19 hereof is initiated or, to the Knowledge of the Company, threatened.

          Section 5.18   Regarding Company Convertible
Debentures.

          (a)  At least thirty (30) days prior to the
     Closing Date, the Company shall call all outstanding
     Company Convertible Debentures by providing each debenture holder with written notice of its intent to prepay all of the Company Convertible Debentures that are not converted into Company Common Stock.

          (b) The Company shall pay each debenture holder all accrued and unpaid interest on the Company
     Convertible Debentures.

          (c)  At the time the Company calls the Company
     Convertible Debentures in accordance with Section
     5.18(a) hereof, the Company will also provide each debenture holder with the following:

               (1) Notice of the Company's intent to prepay all Company Convertible Debentures which are not converted into shares of Company Common Stock.

               (2)  A statement to each debenture holder
          that it may be advisable and in such debenture holder's best interests to elect to convert the holder's Company Convertible Debentures into
          Company Common Stock.

               (3)  Any documentation necessary to effect
          the conversion of Company Convertible Debentures into Company Common Stock.

               (4)  A copy of the Proxy Statement.

          Section 5.19   Bank Merger.  The Company shall take,
and shall cause the Bank to take, all actions necessary to effectuate the Bank Merger.

          Section 5.20 Amendment of Company Convertible Debentures. Within thirty (30) days after the date hereof, each Company Convertible Debenture will be amended, in a form previously presented to and approved by Gold Banc, to provide that the principal amount of each Company Convertible Debenture is convertible into Company Common Stock and all accrued and unpaid interest that is or will become due on the Company Convertible Debentures must be paid by the Company at the time of such conversion.

                            ARTICLE VI
                      COVENANTS OF GOLD BANC

          Section 6.1 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Gold Banc agrees to use its reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein and agrees to exercise its best efforts to file applications relating to such approvals as soon as is reasonably possible. Gold Banc shall provide to Company's Counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process, including, without limitation, promptly providing the Company a copy of any order or other action with respect to such application.

          Section 6.2    Information.  Gold Banc shall provide
such information and answer such inquiries as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Gold Banc herein.

          Section 6.3    Tax-Free Reorganization Treatment.  Gold
Banc shall not intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

          Section 6.4 Employee Benefit Plans; Prior Service Credit. Employees of the Company or the Bank shall be eligible to participate in all Gold Banc employee welfare benefit plans in accordance with their terms; provided, however, that for purposes of determining eligibility to participate in and vesting of benefits under Gold Banc's employee benefit plans, Gold Banc shall recognize years of service by such employees with the Company or the Bank prior to the Effective Time.

          Section 6.5 Assumption of Company Stock Options. Each outstanding Company Stock Option shall be assumed by Gold Banc on the same terms and conditions, except that the options shall be modified (i) to provide for the issuance of shares of Gold Banc Common Stock, (ii) to adjust each option price by dividing such option price by the Exchange Ratio and (iii) to adjust the number of shares subject to each option by multiplying such number of shares by the Exchange Ratio, all as contemplated by Section 424(a) of the Code.

          Section 6.6 Confidentiality. Except as and to the extent required by Laws, Gold Banc will not disclose or use, and will direct their representatives not to disclose or use to the detriment of the Company or the Bank any Company Confidential Information, furnished, or to be furnished, to Gold Banc, Gold Bank or their representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Company Confidential Information" includes any information about the Company or the Bank and their business unless (a) such information is already known to Gold Banc, Gold Bank or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of Gold Banc, Gold Bank or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of the Company, each of Gold Banc and Gold Bank will promptly return to the Company or destroy any Company Confidential Information in its possession and certify in writing to the Company that it has so returned or destroyed such Company Confidential Information.

          Section 6.7 Pooling-of-interests Accounting Treatment. Gold Banc shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger from receiving pooling-of-interests accounting treatment.

          Section 6.8 Cooperation by Gold Banc. Gold Banc shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with the Company in connection therewith including using commercially reasonable efforts to obtain all required Consents.

          Section 6.9 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and bank services and products, Gold Banc shall, and shall cause its subsidiaries to, (i) use their best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by their respective examining agencies.

          Section 6.10   Legal Proceedings.  Gold Banc agrees to
advise the Company if at any time between the date hereof and the Effective Time, any legal proceeding as described in Section 4.11 hereof, is initiated or, to the Knowledge of Gold Banc, threatened.

          Section 6.11   Employment Agreements.  Gold Banc shall
use commercially reasonable efforts to negotiate and enter into the Employment and Non-Compete Agreements contemplated by Section
8.13.

          Section 6.12   Bank Merger.  Gold Banc shall take, and
shall cause Gold Bank to take, all actions necessary to effectuate the Bank Merger.


                           ARTICLE VII
               CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF THE COMPANY

     The obligations of the Company to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as the Company may waive in writing:

          Section 7.1 Representations, Warranties and Covenants. All representations and warranties of Gold Banc contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. Gold Banc shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. The Company shall have received a certificate signed by an executive officer of Gold Banc, dated the Closing Date, to the foregoing effects.

          Section 7.2 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to the Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the BHC Act and any other applicable Law.

          Section 7.3    Litigation.  There shall not be pending
or threatened any Action which the Company reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

          Section 7.4 Approval by Shareholders. The shareholders of the Company shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law and the Articles of Incorporation and Bylaws of the Company and the Bank and shall have terminated the shareholders agreement referred to in
Schedule 3.2(a)(ii) hereof, and the stockholders of Gold Banc shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc.

          Section 7.5    Adverse Changes.  From the date hereof
to the Closing Date, there shall have been no Material Adverse
Change in Gold Banc, and taking into account for this purpose the proceeds of any applicable insurance.

          Section 7.6 Federal Tax Opinion. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, addressed to the Company and its shareholders in form and substance reasonably satisfactory to the Company and Company's Counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a) of the Code and no gain or loss will be recognized by the shareholders of the Company, except for recognition of gain or loss with respect to cash paid to holders of Company Common Stock who dissent from the Merger.

          Section 7.7 Opinion of Counsel. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering customary corporate law matters.

          Section 7.8    Market Price of Gold Banc Common Stock.
The Average Gold Banc Stock Price shall not be less than $10.50.

          Section 7.9 Fairness Opinion. The Company shall have received an opinion, dated the Closing Date, rendered by Keefe Bruyette & Woods, Inc., affirming and reissuing the Investment Advisor Opinion, and stating that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock, and that the
      Investment Advisor Opinion is not withdrawn or
substantially qualified by Keefe Bruyette & Woods, Inc.

                           ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS
                    OF GOLD BANC AND GOLD BANK

          The obligations of Gold Banc to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Gold Banc may waive in writing:

          Section 8.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. The Company and the Bank shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it or him on or prior to the Closing Date. Gold Banc shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the foregoing effects.

          Section 8.2    Adverse Changes.  From the date hereof
to the Closing Date, there shall have been no Material Adverse
Change in the Company or the Bank.

          Section 8.3 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to Gold Banc shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the BHC Act and any other applicable federal or state banking regulatory statute or rule, and no such order, Consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of or be unduly burdensome to Gold Banc.

          Section 8.4 Litigation. At the Closing Date, there shall not be pending or threatened any Action which Gold Banc reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

          Section 8.5    Financial Measures.

          (a) On the Closing Date, the Total Equity Capital of the Bank shall be not less than $10,000,000.00, and the reserve for loan and lease loss of the Bank shall be not less than 1.5% of the aggregate amount of all outstanding loans.

          (b) On the Closing Date, the Total Equity Capital of the Company shall not be less than $6,700,000.00, the total indebtedness (including Company Convertible Debentures) of the Company (on an unconsolidated basis) shall not exceed $4,000,000.00, and the cash and cash equivalents of the Company shall not be less than $1,900,000.00 (minus the amount thereof used to pay down indebtedness of the Company).

          (c) The parties acknowledge and agree that all future earnings from the date hereof forward shall accrue to the retained earnings or reserves of the Company or the Bank, respectively, and shall not result in an increase of any consideration payable by Gold Banc or Gold Bank hereunder.

          Section 8.6 Approval by Shareholders. The shareholders of the Company shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law and the Articles of Incorporation and Bylaws of the Company and shall have terminated the shareholders agreement referred to in Schedule 3.2(a)(ii) hereof, and the shareholders of Gold Banc shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc.

          Section 8.7 Tax Representations. The Company and each shareholder of the Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by Gold Banc's Counsel and necessary to enable Gold Banc's Counsel to render the opinion described in Section 8.10 hereof.

          Section 8.8 Affiliate Letters. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment) of the Company and the Bank at the time this Agreement is submitted to approval of the shareholders of the Company and the Bank shall deliver to Gold Banc a letter in substantially the form set forth in Exhibit B (the "Affiliate Letter") hereto.

          Section 8.9    Satisfactory Due Diligence.
Representatives of the Company and the Bank shall have cooperated with Gold Banc, Gold Bank and representatives of Gold Banc and
Gold Bank in conducting its due diligence in accordance with the terms of Section 5.3 above.

          Section 8.10 Federal Tax Opinion. Gold Banc shall have received an opinion of Gold Banc's Counsel, in form and substance reasonably satisfactory to Gold Banc, dated the Closing Date, stating that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, subject to required recognition of gain or loss with respect to cash paid to holders of Company Common Stock who dissent from the Merger.

          Section 8.11 Opinion of Counsel. Gold Banc shall have received an opinion of Company's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to Gold Banc and Gold Banc's Counsel covering customary corporate law matters.

          Section 8.12   Qualification for Pooling-of-Interests
Treatment.

          (a) Gold Banc shall have received an opinion from Gold Banc's Accountants that the transactions contemplated hereby will qualify for pooling of-interest accounting treatment and that all conditions applicable thereto (including limitation of any cash consideration paid by Gold Banc hereunder and absence of any capital transactions involving any parties hereto) have been met.

          (b) The Company shall have obtained from the Company's Accountants and delivered to Gold Banc a letter, dated the Closing Date, affirming the accuracy of their Pooling Letter.

          Section 8.13 Employment and Non-Compete Agreements. Frederick B. Poccia, Jr., Lawrence L. Baughman, Thomas J. Boles and Mark G. Fitzpatrick shall have executed and delivered to Gold Banc Employment and Non-Compete Agreements in form and substance reasonably satisfactory to Gold Banc.
          Section 8.14 Company Options. Neither the Company's Board of Directors nor any committee thereof shall have authorized any cash payment in connection with any outstanding Company Stock Option, and each member of each committee empowered to act with respect to any stock option plan shall have resigned.

          Section 8.15   Dissenting Shareholders.  Company
Dissenting Shares shall not constitute more than 5% of the outstanding shares of Company Common Stock on the Closing Date.


                            ARTICLE IX
          NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          Section 9.1 No Survival of Representations and Warranties. The representations and warranties contained herein shall not survive after the Effective Time. The representations and warranties contained herein shall not be deemed modified or waived by any investigation made by the party(ies) entitled to the benefit of such representations and warranties or by their representatives. Except as otherwise provided herein, any waiver or modification of any representation or warranty shall be effective only if made in writing and signed by the party(ies) entitled to the benefit of such representation or warranty.

                            ARTICLE X
                     SECURITIES LAWS MATTERS

          Section 10.1 Registration Statement and Proxy Statement. Gold Banc shall, at Gold Banc's expense, as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Gold Banc Common Stock to be issued in the Merger and the Bank Merger (the "Registration Statement"). The Company and Gold Banc shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be used in connection with the special shareholders' meetings of the Company, the Bank, Gold Banc and Gold Bank to be called for the purpose of considering and voting on the Merger and the Bank Merger (the "Proxy Statement"). The Company, the Bank, Gold Banc and Gold Bank shall each cause their counsel, auditors and other experts to cooperate with the other's counsel, auditors and other experts in the preparation and filing of the Registration Statement and the Proxy Statement. Gold Banc shall not include in the Registration Statement any information concerning the Company or the Bank to which the Company shall reasonably and timely object in writing. Gold Banc and the Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter each of the Company and the Bank shall distribute the Proxy Statement to its shareholders in accordance with applicable laws not fewer than twenty (20) business days prior to the date on which this Agreement or the Bank Merger Agreement is to be submitted to its shareholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement, Gold Banc shall prepare and file such amendments or supplements to the Registration Statement and the Proxy Statement and the Company and the Bank shall mail or otherwise furnish to its shareholders such amendments or supplements to the Proxy Statement as may, in the reasonable opinion of Gold Banc or the Company, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Gold Banc shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Gold Banc Common Stock issued pursuant to the Merger and the Bank Merger for the purpose of resale of Gold Banc Common Stock by any Person. For a period of at least two years from the Effective Time, Gold Banc shall make available "adequate current public information" within the meaning of and as required by paragraph
(c) of Rule 144 adopted pursuant to the Securities Act.

          Section 10.2 State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order to qualify or register the Gold Banc Common Stock so it may be offered and sold lawfully in such state in connection with the Merger and the Bank Merger or to obtain an exemption from such qualification or registration.

          Section 10.3 Publication of Combined Financial Results. Gold Banc shall publish financial results covering at least 30 days of post-Merger combined operations of Gold Banc and the Company, ending on a normal month-end closing date, as soon as practicable after the Effective Time, but in any event no later than 20 days following such month-end closing date, unless the first 30 day period of combined operations ending on a normal month-end closing date ends on the normal closing date of an annual report on Form 10-K or quarterly report on Form 10-Q.

          Section 10.4 Affiliates. Certificates representing shares of Gold Banc Common Stock issued to "Affiliates" (as defined in Rules 145 and 405 adopted under the Securities Act) of the Company pursuant to this Agreement will be subject to stop transfer orders (as reasonably required in connection with Rule
145) and will bear a restrictive legend set out in the Affiliate Letter; provided, however, that following publication of financial results covering at least thirty (30) days of combined operations of Gold Banc and the Company and upon receipt of an opinion of counsel reasonably satisfactory to Gold Banc that a proposed sale, pledge, transfer or other disposition of a specified number of shares of Gold Banc Common Stock by an Affiliate will comply with or will be exempt from the Securities Act, Gold Banc shall, as promptly as practicable after receipt of the stock certificates representing such Affiliate's Gold Banc Common Stock (and in any event within seven (7) business days after such receipt), direct the transfer agent for the Gold Banc Common Stock to remove the stop transfer order related thereto and reissue a stock certificate evidencing such shares to the Affiliate without such restrictive legend.

          Section 10.5 Indemnification by Gold Banc. Gold Banc agrees to indemnify and hold harmless the Company and its directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Gold Banc done or made in connection with the Registration Statement, Proxy Statement, Tender Offer materials, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock, Bank Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by the Company.

          Section 10.6 Indemnification by the Company. The Company agrees to indemnify and hold harmless Gold Banc and its directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of the Company or any Subsidiary done or made in connection with the Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by Gold Banc.

                            ARTICLE XI
                           TERMINATION

          Section 11.1   Basis for Termination. This Agreement
and the Merger contemplated hereby may be terminated at any time prior to the Closing Date:

          (a) by mutual consent in writing of the parties hereto;

          (b)  by either party if the transactions
     contemplated hereby have not closed by April 30, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in the failure of the Merger to be consummated on or before such date;

          (c) by Gold Banc or the Company upon written notice to the other if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied, or by Gold Banc if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold
     Banc would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

          (d) by Gold Banc or the Company, as the case may be, (i) if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled in all material respects on or prior to the Closing Date and shall not have been waived in writing by such party; or (ii) if a material breach or material default shall be made by the other party in observance or in the due and timely performance of any material covenant or agreement herein contained that cannot be cured on or prior to the Closing Date or, if capable of being cured, has not been cured within thirty (30) days after the party for whose benefit this Agreement or covenant was made, has given written notice to the other party of such breach or default, and shall not have been waived in writing by such party; or (iii) if there exists any material inaccuracy, material misrepresentation or material breach of a representation or warranty made herein by the other party which has not been waived in writing by the party for whose benefit such warranty or representation was made or given;

          (e)  by the Company if it receives an unsolicited
     Acquisition Proposal as contemplated by Section 5.7 hereof, which the Board of Directors of the Company, in good faith, believes is superior to the Merger contemplated hereby;

          (f) by Gold Banc upon receipt of written notice from the Company pursuant to Section 5.7(b) hereof that the Company has entered into an agreement to engage in a transaction relating to an Acquisition Proposal with any Person other than Gold Banc or its affiliates or the Company's Board of Directors or any committee thereof has endorsed, approved or recommended an Acquisition Proposal made by any Person other than Gold Banc or its affiliates;

          (g) by either party, if the stockholders of the Company fail to vote their approval of this Agreement and the Merger contemplated hereby as required under the MBCL at the shareholder meetings held pursuant to
     Section 10.1 of this Agreement; or

As used in this Section 11.1, actions contemplated as being taken by Gold Banc or the Company must be taken by their respective
Boards of Directors or the executive committee of such Boards.

          Section 11.2 Effect of Termination. Except in the event of a termination of this Agreement pursuant to Section 11.1(d)(ii) or (iii) or Section 11.3 hereof, there shall be no liability on the parties hereto or any of their respective directors, officers or shareholders as a result thereof under this Agreement. A termination under Section 11.1(d)(ii) or (iii) hereof shall not prejudice any claim for damages which any party may have hereunder or in law or in equity as a consequence of any matter giving rise to such a termination of the Agreement. Sections 5.15, 6.6, 10.5, 10.6, 11.2, 11.3, 12.3 and 12.7 shall survive termination of this Agreement.

          Section 11.3   Termination Fee; Other Fees.

          (a) The Company agrees to pay to Gold Banc upon demand a termination fee of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Termination Fee") if this Agreement is terminated (i) by the Company pursuant to Section 11.1(e) or (ii) by Gold Banc pursuant to Section 11.1(f), and in such event, collection of the Termination Fee shall be the sole and exclusive remedy available to Gold Banc.

          (b)  If this Agreement is terminated by the
     Company as a result of Gold Banc's failure or breach under Section 11.1(d)(ii) or (iii), then Gold Banc shall reimburse the Company for its reasonable out-of-pocket expenses relating to the Merger (including, without limitation, the fees and expenses of the Company's Counsel, the Company's Accountants and Keefe Brayette & Woods, Inc. (other than performance fees)); provided, however, that such reimbursement shall not constitute the exclusive remedy available to the Company for any such failure or breach on the part of Gold Banc and shall not serve as liquidated damages therefor, and shall be cumulative to all other remedies available to the Company under this Agreement and under applicable Law.

          (c) If this Agreement is terminated by Gold Banc as a result of the Company's failure or breach under
     Section 11.1(d)(ii) or (iii), then the Company
           shall reimburse Gold Banc for its reasonable
     out-of-pocket expenses relating to the Merger (including without limitation the fees and expenses of Gold Banc's Counsel, Gold Banc's Accountants and Gold Banc's investment bankers, SEC fees and printing fees); provided, however, that such reimbursement shall not constitute the exclusive remedy available to Gold Banc for any such failure or breach on the part of the Company and shall not serve as liquidated damages therefor, and shall be cumulative to all other remedies available to Gold Banc under this Agreement and under applicable Law; provided, further that, in the absence of fraud or wilful misconduct, except with respect to reimbursement for Gold Banc's out-of-pocket expenses, the Company shall not be liable for a breach of the representation set forth in Section 3.26 or the covenant set forth in Section 5.12(b).

          (d) If this Agreement is terminated by Gold Banc pursuant to Section 11.1(c), then Gold Banc shall reimburse the Company for its reasonable legal fees relating to the Merger, and in such event, collection of such legal fees shall be the sole and exclusive remedy available to the Company.

          Section 11.4   Specific Performance.

          (a) Subject to Section 11.1, in the event Gold Banc and Gold Bank have performed all of their obligations hereunder and all conditions precedent to the obligation of the Company to close have been met or waived in writing by the Company, but the Company fails or otherwise refuses to close, then Gold Banc shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude Gold Banc from also pursuing an Action to recover any and all damages resulting from the Company's default hereunder, except to the extent provided in Section 11.3(c).

          (b) Subject to Section 11.1, in the event the Company and the Bank have performed all of their obligations hereunder and all conditions precedent to the obligations of Gold Banc and Gold Bank to close have been met or waived in writing by Gold Banc and Gold Bank, but Gold Banc and Gold Bank fail or otherwise refuse to close, then the Company shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude the Company from also pursuing an Action to recover any and all damages resulting from the default by Gold Banc and Gold Bank hereunder.

                           ARTICLE XII
                          MISCELLANEOUS

          Section 12.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company or Gold Banc, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 12.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement by a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

          Section 12.3 Expenses. Except as set forth herein, each party shall be responsible for its own expenses in connection with this transaction. Specifically, each party shall be responsible for their own legal, accounting and investment banking fees and any related costs or charges associated with the negotiation, execution and consummation of this Agreement.

          Section 12.4 Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies or obligations or liabilities under or by reason of this Agreement.

          Section 12.5 Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding of Gold Banc and the Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

          Section 12.6 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when personally delivered,
(b) on the first Business Day following the Business Day on which delivered to a nationally recognized overnight delivery service,
(c) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine) or (d) if sent by certified or registered mail, return receipt requested, on the Business Day that it is delivered or its delivery is attempted, in any case addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

     If to the Company:

          Frederick B. Poccia, Jr.
          First Business Bancshares of Kansas City, Inc.
          800 West 47th Street
          Kansas City, Missouri 64112
          Telephone: (816) 561-1000
          FAX: (816) 561-5618

     with a copy to:

          Norman E. Fretwell
          Spencer, Fane, Britt & Browne LLP
          1400 Commerce Bank Bldg.
          1000 Walnut
          Kansas City, Missouri 64106-2140
          Telephone: (816) 474-8100
          FAX: (816) 474-3216

     If to Gold Banc:

          Malcolm M. Aslin
          Gold Banc Corporation, Inc.
          11301 Nall Avenue
          Leawood, KS 66211
          Telephone: (913) 451-8050
          FAX: (913) 451-8004

     with a copy to:

          Michael W. Lochmann
          Stinson, Mag & Fizzell, P.C.
          1201 Walnut Street, Suite 2800
          Kansas City, MO 64106
          Telephone: (816) 842-8600
          FAX: (816) 691-3495

          Section 12.7   Law Governing. This Agreement shall be
governed by and construed and enforced in accordance with the laws of the State of Kansas.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              GOLD BANC CORPORATION, INC.


                              By: _______________________________
                                  Name:   Malcolm M. Aslin
                                  Title:  President
ATTEST:


______________________________
Name:   Keith E. Bouchey
Title:  Secretary


                              FIRST BUSINESS BANCSHARES OF KANSAS
                              CITY, INC.


                              By: ______________________________
                                  Name: Frederick B. Poccia, Jr.
                                  Title: President and CEO
ATTEST:


______________________________
Name: Gayle A. Matsuoka
Title: Secretary

STATE OF ______________  )
                         ) ss.
COUNTY OF _____________  )

     ON THIS 19th day of October, 1999, before me the undersigned, a Notary Public in and for the County and the aforesaid, came Malcolm M. Aslin, President of Gold Banc Corporation, Inc., a Kansas corporation, and Keith E. Bouchey, Secretary, who are personally known to me to be such persons, and who is personally known to me to be the same persons who executed the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.


                                 _______________________________
                                 NOTARY PUBLIC

My Appointment Expires:

_______________________

STATE OF _______________ )
                         ) ss.
COUNTY OF ______________ )

     ON THIS 19th day of October, 1999, before me the undersigned, a Notary Public in and for the County and state aforesaid, came Frederick B. Poccia, Jr., President and CEO of First Business Bancshares of Kansas City, Inc., a Missouri corporation, and Gayle A. Matsuoka, Secretary, who are personally known to me to be such persons, and who is personally known to me to be the same persons who executed the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.


                                 _______________________________
                                 NOTARY PUBLIC

My Appointment Expires:

_______________________

                                                  EXECUTION COPY
________________________________________________________________
________________________________________________________________





               AGREEMENT AND PLAN OF REORGANIZATION




                           By and Among

                   GOLD BANC CORPORATION, INC.

                               and

          FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.









                         October 19, 1999




_________________________________________________________________
_________________________________________________________________

                        TABLE OF CONTENTS

                                                             PAGE

ARTICLE I
          DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .1
          Section 1.1    Defined Terms . . . . . . . . . . . . .1
          Section 1.2    Construction. . . . . . . . . . . . . .7

ARTICLE II
          THE COMPANY MERGER . . . . . . . . . . . . . . . . . .7
          Section 2.1    The Merger. . . . . . . . . . . . . . .7
          Section 2.2    Effective Time of the Merger; Closing .8
          Section 2.3    Articles of Incorporation, Bylaws,
                         Directors and Officers. . . . . . . . .8
          Section 2.4    Effect of Merger. . . . . . . . . . . .8
          Section 2.5    Taking Necessary Action;
                         Further Assurances. . . . . . . . . . .8
          Section 2.6    Effect of Merger on Gold Banc Common
                         Stock . . . . . . . . . . . . . . . . .9
          Section 2.7    Effect of Merger on Company Common
                         Stock . . . . . . . . . . . . . . . . .9
          Section 2.8    Dissenting Shares.. . . . . . . . . . .9
          Section 2.9    Exchange of Certificates. . . . . . . 10
          Section 2.10   Closing of the Company Transfer
                         Books . . . . . . . . . . . . . . . . 11
          Section 2.11   Dividends . . . . . . . . . . . . . . 11
          Section 2.12   Shareholders Approval.. . . . . . . . 11
          Section 2.13   The Bank Merger.  . . . . . . . . . . 12
          Section 2.14   Adjustments . . . . . . . . . . . . . 12

ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . 12
          Section 3.1    Organization and Good Standing. . . . 12
          Section 3.2    Capital Structure . . . . . . . . . . 13
          Section 3.3    Authority . . . . . . . . . . . . . . 14
          Section 3.4    Shareholder Approval. . . . . . . . . 14
          Section 3.5    No Violations . . . . . . . . . . . . 15
          Section 3.6    Financial Statements. . . . . . . . . 16
          Section 3.7    Information Supplied. . . . . . . . . 16
          Section 3.8    Internal Controls and Records . . . . 17
          Section 3.9    Taxes . . . . . . . . . . . . . . . . 17
          Section 3.10   Title to Assets . . . . . . . . . . . 17
          Section 3.11   Leases. . . . . . . . . . . . . . . . 18
          Section 3.12   Intangible Properties . . . . . . . . 18
          Section 3.13   Regulatory Filings. . . . . . . . . . 19
          Section 3.14   Insurance . . . . . . . . . . . . . . 19
          Section 3.15   Compliance with ERISA . . . . . . . . 20
          Section 3.16   Environmental Laws. . . . . . . . . . 20

          Section 3.17   Labor Matters . . . . . . . . . . . . 21
          Section 3.18   Year 2000 Compliance. . . . . . . . . 22
          Section 3.19   Legal Proceedings . . . . . . . . . . 22
          Section 3.20   Contracts . . . . . . . . . . . . . . 22
          Section 3.21   Required Consents . . . . . . . . . . 23
          Section 3.22   Broker's Fees . . . . . . . . . . . . 23
          Section 3.23   No Material Adverse Change. . . . . . 23
          Section 3.24   Loans . . . . . . . . . . . . . . . . 23
          Section 3.25   Opinion of Financial Advisors . . . . 23
          Section 3.26   Accounting Matters. . . . . . . . . . 24
          Section 3.27   Beneficial Ownership of Gold Banc
                         Common Stock. . . . . . . . . . . . . 24
          Section 3.28   Accruals. . . . . . . . . . . . . . . 24
          Section 3.29   Company Convertible Debentures.   . . 24
          Section 3.30   Undisclosed Liabilities; Adverse
                         Agreements. . . . . . . . . . . . . . 25
          Section 3.31   Absence of Certain Events . . . . . . 25
          Section 3.32   Disclosure. . . . . . . . . . . . . . 25

ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF GOLD BANC. . . . . 26
          Section 4.1    Corporate . . . . . . . . . . . . . . 26
          Section 4.2    Capital Structure . . . . . . . . . . 26
          Section 4.3    Authority . . . . . . . . . . . . . . 27
          Section 4.4    Shareholder Approval. . . . . . . . . 27
          Section 4.5    Status of Gold Banc Common Stock to be
                         Issued. . . . . . . . . . . . . . . . 28
          Section 4.6    No Violation. . . . . . . . . . . . . 28
          Section 4.7    SEC Documents . . . . . . . . . . . . 29
          Section 4.8    Information Supplied. . . . . . . . . 30
          Section 4.9    Taxes . . . . . . . . . . . . . . . . 30
          Section 4.10   Regulatory Filings. . . . . . . . . . 31
          Section 4.11   Legal Proceedings . . . . . . . . . . 31
          Section 4.12   Required Consents . . . . . . . . . . 31
          Section 4.13   Broker's Fees . . . . . . . . . . . . 31
          Section 4.14   Year 2000 Compliance. . . . . . . . . 31
          Section 4.15   No Material Adverse Change. . . . . . 32
          Section 4.16   Undisclosed Liabilities; Adverse
                         Agreements. . . . . . . . . . . . . . 32
          Section 4.17   Disclosure. . . . . . . . . . . . . . 32

ARTICLE V
          COVENANTS OF COMPANY . . . . . . . . . . . . . . . . 32
          Section 5.1    Affirmative Covenants of the Company. 32
          Section 5.2    Negative Covenants of the Company . . 33
          Section 5.3    Inspection. . . . . . . . . . . . . . 35
          Section 5.4    Financial Statements and Call
                         Reports . . . . . . . . . . . . . . . 35

          Section 5.5    Right to Attend Meetings. . . . . . . 35
          Section 5.6    Data Processing . . . . . . . . . . . 36
          Section 5.7    No Solicitation . . . . . . . . . . . 36
          Section 5.8    Regulatory Approvals. . . . . . . . . 37
          Section 5.9    Information . . . . . . . . . . . . . 37
          Section 5.10   Tax Returns . . . . . . . . . . . . . 37
          Section 5.11   Tax-Free Reorganization Treatment . . 37
          Section 5.12   Pooling-of-Interests Accounting
                         Treatment . . . . . . . . . . . . . . 38
          Section 5.13   Cooperation by the Company. . . . . . 38
          Section 5.14   Year 2000 Compliance. . . . . . . . . 38
          Section 5.15   Confidentiality.. . . . . . . . . . . 38
          Section 5.16   Employee Benefit Plans. . . . . . . . 39
          Section 5.17   Legal Proceedings.. . . . . . . . . . 39
          Section 5.18   Regarding Company Convertible
                         Debentures. . . . . . . . . . . . . . 39
          Section 5.19   Bank Merger.  . . . . . . . . . . . . 40
          Section 5.20   Amendment of Company Convertible
                         Debentures. . . . . . . . . . . . . . 40

ARTICLE VI
          COVENANTS OF GOLD BANC . . . . . . . . . . . . . . . 40
          Section 6.1    Regulatory Approvals. . . . . . . . . 40
          Section 6.2    Information . . . . . . . . . . . . . 40
          Section 6.3    Tax-Free Reorganization Treatment . . 40
          Section 6.4    Employee Benefit Plans; Prior
                         Service Credit. . . . . . . . . . . . 40
          Section 6.5    Assumption of Company Stock Options.. 41
          Section 6.6    Confidentiality.. . . . . . . . . . . 41
          Section 6.7    Pooling-of-interests Accounting
                         Treatment.  . . . . . . . . . . . . . 41
          Section 6.8    Cooperation by Gold Banc. . . . . . . 41
          Section 6.9    Year 2000 Compliance. . . . . . . . . 41
          Section 6.10   Legal Proceedings . . . . . . . . . . 42
          Section 6.11   Employment Agreements . . . . . . . . 42

ARTICLE VII
          CONDITIONS PRECEDENT TO OBLIGATIONSOF THE COMPANY. . 42
          Section 7.1    Representations, Warranties and
                         Covenants . . . . . . . . . . . . . . 42
          Section 7.2    Regulatory Authority Approval . . . . 42
          Section 7.3    Litigation. . . . . . . . . . . . . . 42
          Section 7.4    Approval by Shareholders. . . . . . . 43
          Section 7.5    Adverse Changes . . . . . . . . . . . 43
          Section 7.6    Federal Tax Opinion . . . . . . . . . 43
          Section 7.7    Opinion of Counsel. . . . . . . . . . 43
          Section 7.8    Market Price of Gold Banc Common
                         Stock.. . . . . . . . . . . . . . . . 43
          Section 7.9    Fairness Opinion. . . . . . . . . . . 43

ARTICLE VIII
          CONDITIONS PRECEDENT TO OBLIGATIONS OF
          GOLD BANC AND GOLD BANK. . . . . . . . . . . . . . . 43
          Section 8.1    Representations, Warranties and
                         Covenants . . . . . . . . . . . . . . 44
          Section 8.2    Adverse Changes . . . . . . . . . . . 44
          Section 8.3    Regulatory Authority Approval . . . . 44
          Section 8.4    Litigation. . . . . . . . . . . . . . 44
          Section 8.5    Financial Measures. . . . . . . . . . 44
          Section 8.6    Approval by Shareholders. . . . . . . 45
          Section 8.7    Tax Representations . . . . . . . . . 45
          Section 8.8    Affiliate Letters . . . . . . . . . . 45
          Section 8.9    Satisfactory Due Diligence. . . . . . 45
          Section 8.10   Federal Tax Opinion . . . . . . . . . 45
          Section 8.11   Opinion of Counsel. . . . . . . . . . 45
          Section 8.12   Qualification for Pooling-of-Interests
                         Treatment . . . . . . . . . . . . . . 45
          Section 8.13   Employment and Non-Compete
                         Agreements  . . . . . . . . . . . . . 46
          Section 8.14   Company Options.. . . . . . . . . . . 46
          Section 8.15   Dissenting Shareholders.. . . . . . . 46

ARTICLE IX
          NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . 46
          Section 9.1    No Survival of Representations and
                         Warranties. . . . . . . . . . . . . . 46

ARTICLE X
          SECURITIES LAWS MATTERS. . . . . . . . . . . . . . . 46
          Section 10.1   Registration Statement and Proxy
                         Statement . . . . . . . . . . . . . . 46
          Section 10.2   State Securities Laws . . . . . . . . 47
          Section 10.3   Publication of Combined Financial
                         Results . . . . . . . . . . . . . . . 47
          Section 10.4   Affiliates. . . . . . . . . . . . . . 47
          Section 10.5   Indemnification by Gold Banc. . . . . 48
          Section 10.6   Indemnification by the Company. . . . 48

ARTICLE XI
          TERMINATION. . . . . . . . . . . . . . . . . . . . . 48
          Section 11.1   Basis for Termination . . . . . . . . 48
          Section 11.2   Effect of Termination . . . . . . . . 50
          Section 11.3   Termination Fee; Other Fees . . . . . 50
          Section 11.4   Specific Performance. . . . . . . . . 51

ARTICLE XII
          MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . 51
          Section 12.1   Amendment . . . . . . . . . . . . . . 51

          Section 12.2   Extension; Waiver . . . . . . . . . . 51
          Section 12.3   Expenses. . . . . . . . . . . . . . . 52
          Section 12.4   Parties in Interest . . . . . . . . . 52
          Section 12.5   Entire Agreement; Amendments;
                         Waiver. . . . . . . . . . . . . . . . 52
          Section 12.6   Notices . . . . . . . . . . . . . . . 52
          Section 12.7   Law Governing . . . . . . . . . . . . 53

                        LIST OF SCHEDULES

COMPANY SCHEDULES:

Schedule 3.2(a)(i)    Company Stock Options
Schedule 3.2(a)(ii)   Shareholder Agreements
Schedule 3.2(b)       Liens
Schedule 3.5(a)       Violations
Schedule 3.10(a)      Title to Assets
Schedule 3.10(b)      Real Property Owned or Leased
Schedule 3.11(a)(i)   Real Property Leases
Schedule 3.11(a)(ii)  Real Property Lease Consents
Schedule 3.11(b)(i)   Personal Property Leases
Schedule 3.11(b)(ii)  Consents for Personal Property Leases
Schedule 3.12(c)      Intangible Properties
Schedule 3.15         Employee Benefit Plans
Schedule 3.19         Company Legal Proceedings
Schedule 3.20         Contracts
Schedule 3.21         Required Consents of Company
Schedule 3.22         Brokerage Fees
Schedule 3.23         Material Adverse Changes of Company
Schedule 3.24(b)      Affiliate Loans
Schedule 3.31         Absence of Certain Events
Schedule 5.2(e)       Contemplated Dividends
Schedule 5.2(h)       New Lines of Business

GOLD BANC SCHEDULES:

Schedule 4.11         Gold Banc Legal Proceedings
Schedule 4.12         Required Consents of Gold Banc
Schedule 4.15         Material Adverse Changes of Gold Banc

                             EXHIBITS

EXHIBIT A             Bank Merger Agreement
EXHIBIT B             Form of Affiliate Letter

                                             EXECUTION COPY

                      BANK MERGER AGREEMENT

          THIS BANK MERGER AGREEMENT (this "Agreement"), dated as of October __, 1999, is made by and between FIRST BUSINESS BANK OF KANSAS CITY, N.A., a national banking association (the "Bank") and a subsidiary of First Business Bancshares of Kansas City, Inc., a Missouri corporation ("Company"), and GOLD BANK, N.A., a national banking association ("Gold Bank") and a subsidiary of Gold Banc Corporation, Inc., a Kansas corporation ("Gold Banc"). The principal banking office of the Bank is located at 800 W. 47th St., Kansas City, Missouri 64112. The principal banking office of Gold Bank is located at 11301 Nall Avenue, Leawood, Kansas 66211.

                             RECITALS

          A. Gold Banc and the Company are entering into an Agreement and Plan of Reorganization, dated as of October 19, 1999 (the "Merger Agreement"), which provides, among other things, that the Company will merge with and into Gold Banc (the "Merger"). Capitalized terms used herein that are not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

          B. The parties hereto desire that the Bank shall merge with and into Gold Bank upon the terms and conditions hereinafter set forth, and in accordance with the laws and regulations of the Office of the Comptroller of the Currency ("OCC") and any other applicable federal or state regulator.

          C. The majority of the entire boards of directors of the Bank and of Gold Bank deem it advisable and in the best interests of their respective companies and stockholders that the Bank merge with and into Gold Bank (the "Bank Merger"), and have approved this Agreement and authorized its execution.

                            AGREEMENT

          ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I
                         THE BANK MERGER

          Section 1.1 The Bank Merger. At the Bank Merger Effective Time (as hereinafter defined), in accordance with the provisions of this Agreement, the Bank shall be merged with and into Gold Bank under the Articles of Association of Gold Bank, pursuant to the rules and regulations of the OCC, and any other applicable federal or state regulator. Upon the Bank Merger Effective Time, the name of the banking corporation (sometimes hereinafter referred to as the "Continuing Bank" whenever reference is made to it as of the time of the Bank Merger or thereafter) shall be "Gold Bank, N.A." The business of the Continuing Bank shall be that of a national banking association. The principal office of Gold Bank shall become the principal office of the Continuing Bank.

          Section 1.2 Bank Merger Effective Time. The Bank Merger shall become effective upon the receipt of the required approvals from and the filing of all notices and required documentation with the OCC or any other applicable federal or state regulators (the "Bank Merger Effective Time").

          Section 1.3 Effect of Bank Merger.  From and after the
Bank Merger Effective Time, the Bank Merger shall have the effects on the Bank and Gold Bank set forth in Section 215a(e) of the National Bank Act ("NBA").

          Section 1.4 Articles of Agreement and Bylaws. At the Bank Merger Effective Time, the Articles of Association of Gold Bank in effect immediately prior to the Bank Merger Effective Time shall continue in full force and effect as the Articles of Association of the Continuing Bank and the Bylaws of Gold Bank shall become and continue to be the Bylaws of the Continuing Bank, until either shall be amended and changed as provided by Law.

          Section 1.5 Officers. The officers of the Continuing Bank shall be those persons who are officers of Gold Bank immediately prior to the Bank Merger Effective Time, each of whom, subject to the Bylaws of Gold Bank and applicable laws and regulations, shall hold his or her respective office until the next annual meeting of the board of directors of the Continuing Bank subsequent to the Bank Merger Effective Time.

          Section 1.6 Taking of Necessary Action. Gold Bank and the Bank shall take all such action as may be necessary or appropriate in order to effect the transactions contemplated under this Agreement. If at any time after the Bank Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Continuing Bank with full title to all assets, rights, approvals, immunities and franchises of either Gold Bank or the Bank, the officers and directors of Gold Bank and the Bank, as the case may be, may take all such lawful and necessary actions.

          Section 1.7 Closing. Notwithstanding anything to the contrary contained in the Merger Agreement, the closing of the Bank Merger will take place immediately following the Merger on the date and at the location specified in the Merger Agreement or at such other time, date or place as may be agreed to by the parties hereto (the "Bank Merger Closing Date").

          Section 1.8 Liabilities.  From and after the Bank
Merger Effective Time, Gold Bank shall be liable for all liabilities of the Bank which were in existence immediately prior to the Bank Merger Effective Time.

                            ARTICLE II
          CAPITAL STOCK OF THE CONSTITUENT ASSOCIATIONS

          Section 2.1 Bank Capital Stock. At the Bank Merger
Effective Time, by virtue of the Bank Merger and without any action on the part of any holder thereof:

          (a) Each share of Bank Common Stock that is either authorized but unissued or held in the treasury of the Bank, if any, or held by the Bank other than as trustee, fiduciary, nominee or some similar capacity shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefor.

          (b) Each share of Bank Common Stock that is issued and outstanding and owned by the Surviving Corporation immediately prior to the Bank Merger Effective Time shall be converted into ____________shares of Gold Bank Common Stock.

          (c) Each issued and outstanding share of Bank Common Stock (excluding Bank Dissenting Shares as defined in
     Section 2.3 hereof), that is not owned by the Surviving Corporation immediately prior to the Bank Merger Effective Time, of which there are 41,003 shares on the date hereof, shall be converted into the number of shares (the "Bank Merger Exchange Ratio") of Gold Banc Common Stock determined by dividing $101.7346 by the Average Gold Banc Stock Price, with the Bank Merger Exchange Ratio being rounded to four decimal places. Notwithstanding the foregoing, (i) if the Average Gold Banc Stock Price is at or above $13.50 per share, then the Bank Merger Exchange Ratio shall be 7.5359, and (ii) if the Average Gold Banc Stock Price is at or below $11.00 per share, then the Bank Merger Exchange Ratio shall be 9.2486. Fractions of shares determined pursuant to this
     Section 2.1(b) shall be rounded to three decimal places.

If the Average Gold Banc Stock Price is less than $10.50, then
Gold Bank and the Bank shall in good faith attempt to negotiate a mutually acceptable revised Bank Merger Exchange Ratio.

          Section 2.2 Gold Bank Common Stock. The shares of common stock par value $100.00 per share, of Gold Bank issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding and unchanged after the Bank Merger.

          Section 2.3 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Bank's shareholders pursuant to the NBA, any shares of Bank Common Stock held by a person who objects to the Merger, whose shares of Bank Common Stock were not entitled to vote or were not voted in favor of the Bank Merger and who complies with all of the provisions of the NBA concerning the rights of such person to dissent from the Bank Merger and to require appraisal of such person's shares of Bank Common Stock and who has not withdrawn such objection or waived such rights prior to the Bank Merger Closing Date ("Bank Dissenting Shares") shall not be converted pursuant to
Section 2.1 but shall become the right to receive such consideration as may be determined to be due to the holder of such Bank Dissenting Shares pursuant to the NBA, including, if applicable, any costs determined to be payable by Gold Bank or the Bank to the holders of the Bank Dissenting Shares pursuant to an order of the district court in accordance with the NBA.

          Section 2.4 Exchange of Certificates.

          (a) Gold Bank shall obtain from Gold Banc and shall make available to the Exchange Agents, at and after the Bank Merger Effective Time, such number of shares of Gold Banc Common Stock as shall be issuable to the holders of Bank Common Stock in accordance with Section 2.1(c) hereof. As soon as practicable after the Bank Merger Closing Date, Gold Banc, on behalf of the Exchange Agents, shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Bank Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Bank Common Stock for exchange into certificates of Gold Banc Common Stock. The Gold Banc Common Stock into which the Bank Common Stock is being converted in accordance with
     Section 2.1 hereof shall be delivered to each shareholder of the Bank as set forth in a letter of transmittal. Notwithstanding the foregoing, the Bank will use commercially reasonable efforts to have available at Closing as many Bank Common Stock certificates as possible and Gold Banc will make available to the Bank and its shareholders as many letters of transmittal and instructions for surrendering the Bank Common Stock as requested.

          (b) Notwithstanding any other provision herein, no fractional shares of Gold Banc Common Stock and no certificates or scrip therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Banc Common Stock to which a holder of Bank Common Stock would otherwise be entitled to under Section 2.1 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Bank Merger Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Bank Common Stock, to receive from the Exchange Agents an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Gold Banc Stock Price. Gold Banc shall make available to the Exchange Agents, as required from time to time, any cash necessary for this purpose.

          (c) As soon as practicable after the Bank Merger Effective Time, the Exchange Agents shall cancel each certificate for Bank Common Stock that immediately prior to the Bank Merger Effective Time was owned by the Surviving Corporation and shall issue to the Surviving Corporation stock certificates for the required number of shares of Gold Bank Common Stock determined in accordance with Section 2.1(b) hereof.

          Section 2.5 Closing of the Bank Transfer Books. At the Bank Merger Effective Time, the stock transfer books of the Bank shall be closed and no transfer of Bank Common Stock shall thereafter be made.

          Section 2.6 Dividends. No dividends or other distributions that are declared after the Bank Merger Effective Time with respect to Gold Banc Common Stock payable to holders of record thereof after the Bank Merger Effective Time shall be paid to the Bank shareholders entitled to receive certificates representing Gold Banc Common Stock until such shareholders surrender to the Exchange Agents their certificates representing Bank Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Banc Common Stock between the Bank Merger Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividend on such Gold Banc Common Stock that shall have (a) a record date subsequent to the Bank Merger Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

          Section 2.7 Adjustments. If at any time during the period between the date hereof and the Bank Merger Effective Time, any change in the outstanding shares of Gold Banc Common Stock is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Bank Merger Exchange Ratio shall be adjusted on a pro rata basis.

                           ARTICLE III
                            COVENANTS

          Section 3.1 Covenants of Gold Bank and the Bank.
During the period from the date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of the Company and Gold Banc in the Merger Agreement that pertain or are applicable to Gold Bank and the Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.

                            ARTICLE IV
                    CONDITIONS OF BANK MERGER

          Section 4.1 Conditions to Each Party's Obligation to
Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction prior to the Bank Merger Closing Date of the following conditions:

               (a)    CONSUMMATION OF THE MERGER. The
     Merger shall have been consummated in accordance with the terms and conditions of the Merger Agreement.

               (b)    NO INJUNCTIONS OR RESTRAINTS:
     ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Bank Merger.

               (c)    STOCKHOLDER APPROVAL. This Agreement
     and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of the Bank and Gold
     Bank.

               (d)    OTHER APPROVALS AND NOTIFICATIONS.
     All requisite regulatory approvals and clearances of the Bank Merger shall have been obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired. In addition, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Bank Merger shall have been filed and/or obtained and shall continue to be in full force and effect.

                            ARTICLE V
                    TERMINATION AND AMENDMENT

          Section 5.1 Termination. This Agreement shall be terminated immediately and without any further action on the part of Gold Bank or the Bank upon any termination of the Merger Agreement. This Agreement may be terminated at any time prior to the Bank Merger Effective Time by mutual consent of Gold Bank and the Bank.

          Section 5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of Gold Bank, the Bank or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.

          Section 5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by instrument in writing signed on behalf of each of the parties hereto.

                            ARTICLE VI
                          MISCELLANEOUS

          Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Gold Bank or the Bank, at the addresses for notices to Gold Banc or the Company, respectively, as set forth in the Merger Agreement, with copies to the persons referred to therein.

          Section 6.2 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          Section 6.3 Entire Agreement. Except as otherwise set forth in this Agreement or the Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement and the Merger Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 6.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri without regard to any applicable conflicts of law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                         GOLD BANK, N.A.


                         By: ______________________________
                             Name:
                             Title:

ATTEST:


__________________________
Name:
Title:

                         FIRST BUSINESS BANK OF KANSAS CITY, N.A.


                         By: _____________________________
                             Name:
                             Title:

ATTEST:


__________________________
Name:
Title:

STATE OF ________________  )
                           ) ss.
COUNTY OF _______________  )

     ON THIS ___ day of October, 1999, before me the undersigned, a Notary Public in and for the County and state aforesaid, came______________, ________________________ of Gold Bank, N.A.,
a national banking association, and __________________________, Secretary, who are personally known to me to be such persons, and who is personally known to me to be the same persons who executed the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.


                                 _____________________________
                                 NOTARY PUBLIC

My Appointment Expires:

______________________

STATE OF _________________ )
                           ) ss.
COUNTY OF ________________ )

     ON THIS ___ day of October, 1999, before me the undersigned, a Notary Public in and for the County and state aforesaid, came______________, ________________________ of First Buisness
Bank of Kansas City, N.A., a national banking association, and ___________________, Secretary, who are personally known to me to be such persons, and who is personally known to me to be the same persons who executed the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.


                                 _____________________________
                                 NOTARY PUBLIC

My Appointment Expires:

______________________